Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

PEGASYSTEMS INC.,

a Massachusetts corporation,

MAPLE LEAF ACQUISITION CORP.,

a Delaware corporation

and

CHORDIANT SOFTWARE, INC.,

a Delaware corporation

Dated as of March 14, 2010

TABLE OF CONTENTS

(continued)

-ii-

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of March 14, 2010, by and among: PEGASYSTEMS INC., a Massachusetts corporation (“Parent”); MAPLE LEAF ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and CHORDIANT SOFTWARE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A and Annex I.

RECITALS

A. Each of Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Acquisition Sub make a tender offer to acquire all of the issued and outstanding Company Shares upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended from time to time, is referred to in this Agreement as the “Offer”).

C. Each Company Share accepted for payment pursuant to the Offer will be exchanged for $5.00 (such dollar amount, as it may be adjusted pursuant to Section 1.1(f), being referred to in this Agreement as the “Per Share Amount”), net to the seller in cash.

D. It is further proposed that, after acquiring Company Shares pursuant to the Offer, Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

E. To induce Parent and Acquisition Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering Agreements to Tender and Voting Agreements in favor of Parent and Acquisition Sub in the form attached hereto as Exhibit B (the “Agreements to Tender”).

F. The respective boards of directors of Parent, Acquisition Sub and the Company have (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1 THE OFFER

1.1 Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Section 7 and provided that, none of the events set forth in clause “(e)” or clause “(f)” of Annex I hereto shall have occurred, as promptly as practicable after the date hereof, but in any event within the 10 business day period commencing on the first business day after the date of this Agreement, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for all of the outstanding Company Shares (including any Company Shares subject to repurchase rights in favor of the Company), at a price per Company Share equal to the Per Share Amount. (The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”)

(b) As promptly as practicable after the later of (i) the earliest date as of which Acquisition Sub is permitted under applicable Legal Requirements to accept for payment Company Shares validly tendered pursuant to the Offer (and not withdrawn), and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment all Company Shares validly tendered pursuant to the Offer (and not withdrawn). The obligation of Acquisition Sub to accept for payment Company Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the acceptance for payment of any Company Shares validly tendered and not withdrawn pursuant to the Offer, Acquisition Sub shall pay for such Company Shares. The Per Share Amount payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction only for applicable U.S. federal withholding or back-up withholding Taxes.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Acquisition Sub shall (without the prior written consent of the Company): (i) change or waive the Minimum Condition (as defined in Annex I); (ii) decrease the number of Company Shares sought to be purchased by Acquisition Sub in the Offer; (iii) reduce the Per Share Amount to be paid pursuant to the Offer; (iv) extend or otherwise change the expiration date of the Offer (except to the extent permitted or required pursuant to Section 1.1(d)); (v) change the form of consideration payable in the Offer; (vi) impose any condition to the Offer in addition to the Offer Conditions; or (vii) amend, modify or supplement any of the Offer Conditions in any manner adverse to the holders of Company Shares.

(d) Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, unless this Agreement shall have been terminated in accordance with Section 7, (i) Acquisition Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The Nasdaq Stock Market that is applicable to the Offer, and (ii) if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Acquisition Sub shall extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date or such subsequent date for one or more additional periods of up to 10 business days each (each such extension period, an “Additional Offer Period”), to permit such Offer Condition to be satisfied; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 1.1(d), (A) if any of the events set forth in clause “(e)” or clause “(f)” of Annex I shall have occurred on or before the Initial Expiration Date or the end of any Additional Offer Period (provided that in the case of an injunction described in clause “(e)” of Annex I, such injunction shall be final and nonappealable), in no event shall Acquisition Sub be required to extend the Offer beyond the Initial Expiration Date or end of such Additional Offer Period, as applicable; (B) if, at the Initial Expiration Date or the end of any Additional Offer Period, all of the Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, then Acquisition Sub shall only be required to extend the Offer and its expiration date beyond the Initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of 30 business days, to permit the such Offer Condition to be satisfied; and (C) in no event shall Acquisition Sub be required to extend the Offer beyond the End Date; provided further, that the foregoing clauses (i) and (ii) of this Section 1.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 7. The Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 7.

(e) Acquisition Sub may (and the Offer Documents shall reserve the right of Acquisition Sub to) provide for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) in accordance with Rule 14d-11 under the Exchange Act of not less than three nor more than 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Acquisition Sub to, and Acquisition Sub shall, accept for payment and pay for all Company Shares validly tendered during such subsequent offering period as promptly as practicable after any such Company Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) under the Exchange Act.

(f) If, between the date of this Agreement and the Acceptance Time (as defined in Section 1.4(a)), the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be adjusted to the extent appropriate.

1.2 Actions of Parent and Acquisition Sub.

(a) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference Acquisition Sub’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable Legal Requirements. Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. Parent and Acquisition Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC and prior to the dissemination thereof to the Company’s stockholders. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy of any written comments or a description of any oral comments received by Parent or Acquisition Sub (or by counsel to Parent or Acquisition Sub) from the SEC or its staff with respect to any of the Offer Documents. Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to the SEC or its staff.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares. The Company shall promptly furnish to Parent in writing all information concerning the Company that may be required by applicable securities Legal Requirements or reasonably requested by Parent for inclusion in the Offer Documents in connection with any action contemplated by this Section 1.2(b). The Offer Documents may include the Company Board Recommendation and a description of the other determinations, approvals and recommendations of the board of the directors of the Company set forth in Section 3.20.

(c) Without limiting the generality of Section 8.11, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to perform, on a timely basis, all of Acquisition Sub’s obligations under this Agreement.

1.3 Actions of the Company.

(a) On the Offer Commencement Date, the Company shall file with the SEC and (contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares to the extent required by applicable federal securities laws, and subject to the final sentence of Section 1.3(b)) disseminate to holders of Company Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 1.3(c), shall contain the unanimous recommendation of the Company’s board of directors that stockholders of the Company tender their Company Shares pursuant to the Offer and (to the extent necessary) adopt this Agreement (the “Company Board Recommendation”) along with a description of the other determinations of the board of directors of the Company set forth in Section 3.20. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Legal Requirements. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Shares; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Alternative Acquisition Proposal or any Change in Recommendation (as defined in Section 1.3(c)). The Company shall promptly provide Parent and its counsel with a copy of any written comments or a description of any oral comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments to the extent that they relate to any Alternative Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 1.3(b), to be disseminated to holders of Company Shares. Parent and Acquisition Sub shall promptly furnish to the Company in writing all information concerning Parent or Acquisition Sub that may be required by applicable securities Legal Requirements or reasonably requested by the Company in connection with any action contemplated by this Section 1.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents disseminated to the holders of Company Shares.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company’s board of directors may, at any time prior to the Acceptance Time: (i) withhold, withdraw or qualify (or amend or otherwise modify in a manner adverse to Parent or Acquisition Sub), or publicly propose to withhold, withdraw or qualify (or amend or otherwise modify in a manner adverse to Parent or Acquisition Sub), the Company Board Recommendation; or (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Alternative Acquisition Proposal (any action described in the foregoing clauses (i) and (ii) of this Section 1.3(c) being referred to as a “Change in Recommendation”), solely in response to either (A) a Superior Proposal that has not been withdrawn, or (B) an Intervening Event that has occurred and is (or the effect of which is) continuing if, in each such case, it determines in good faith (after consultation with outside legal counsel) that failure to do so would reasonably be expected to constitute or result in a breach by the Company’s board of directors of its fiduciary duties to the holders of Company Shares under applicable Legal Requirements; provided that, prior to any such Change in Recommendation, the Company shall have delivered to Parent written notice at least five days prior to effecting such Change in Recommendation which shall (1) state that the Company intends to effect a Change in Recommendation and the manner in which it intends to do so, and (2) comply with the requirements of a Superior Proposal Notice or describe the circumstances of the Intervening Event, as applicable.

(d) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Acquisition Sub a list, as of a recent date, of the record holders of Company Shares and their addresses, as well as mailing labels containing such names and addresses. The Company will furnish Acquisition Sub with such additional information (including any security position listings in the Company’s possession) and assistance as Acquisition Sub may reasonably request for purposes of communicating the Offer to the holders of Company Shares. All information furnished in accordance with this Section 1.3(d) shall be held in confidence by Parent and Acquisition Sub in accordance with the requirements of the Confidentiality Agreement, dated February 16, 2009, between Parent and the Company, as amended by the Amendment to Confidentiality Agreement dated March 16, 2009, as further amended by the Amendment to Confidentiality Agreement dated March 2, 2010 (as may be further amended, supplemented or modified, the “Confidentiality Agreement”), and shall be used by Parent and Acquisition Sub only in connection with the Offer and the Merger.

(e) Solely in connection with the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

1.4 Board of Directors.

(a) If requested by Parent, following the first time at which Acquisition Sub accepts for payment any Company Shares tendered pursuant to the Offer (the “Acceptance Time”), the Company will, subject to compliance with applicable Legal Requirements, use commercially reasonable efforts to take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such directors designated by Parent equals that number of directors, rounded up to the next whole number, determined by multiplying (i) the total number of directors on the Company’s board of directors by (ii) the percentage that the number of Company Shares purchased by Acquisition Sub pursuant to the Offer bears to the total number of Company Shares issued and outstanding at the Acceptance Time; provided, however, that in no event shall Parent be entitled to designate any directors to serve on the Company’s board of directors unless it is the beneficial owner of Company Shares entitling it to exercise at least a majority of the voting power of the outstanding Company Shares. The Company will use commercially reasonable efforts to secure the resignation of directors or to increase the size of the Company’s board of directors (or both) to the extent necessary to permit Parent’s designees to be elected or appointed to the Company’s board of directors in accordance with this Section 1.4(a); provided, however, that prior to the Effective Time, the Company’s board of directors shall have at least two Continuing Directors. From time to time after the Acceptance Time, the Company will, subject to compliance with applicable Legal Requirements, use commercially reasonable efforts to take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company’s board of directors on: (i) each committee of the Company’s board of directors, (ii) the board of directors of each Company Subsidiary, and (iii) each committee of the board of directors of each Company Subsidiary, in each case to the fullest extent permitted by all applicable Legal Requirements, and specifically including the Marketplace Rules of the Nasdaq Global Market (the “Nasdaq Marketplace Rules”). Promptly after the Acceptance Time, the Company shall (x) take all action necessary to elect to be treated as a “controlled company” as defined by Rule 4350(c) the Nasdaq Marketplace Rules and make all necessary filings and disclosures associated with such status and (y) use commercially reasonable efforts to comply with all applicable Nasdaq Marketplace Rules.

(b) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company’s board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require to fulfill its obligations under this Section 1.4, so long as Parent shall have provided to the Company all information with respect to Parent and Parent’s designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

1.5 Actions by Directors. Following the election or appointment of Parent’s designees to the Company’s board of directors pursuant to Section 1.4(a), and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (a) any amendment to or termination of this Agreement by the Company, (b) any amendment to the Company’s Organizational Documents adverse to the holders of Company Shares (other than Parent), (c) extension of time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, (d) any waiver of compliance with any covenant or agreement of Parent or Acquisition Sub or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement, (e) any Change in Recommendation, and (f) any action required to be taken by the Company’s board of directors under this Agreement. The authorization of any such matter by a majority of the Continuing Directors shall constitute the authorization of such matter by the board of directors of the Company, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include any law firm that was serving as counsel to the Company as of the date of this Agreement) and other advisors at the expense of the Company as determined in good faith by the Continuing Directors, and the authority to institute or commence any Legal Proceeding or take any other action on behalf of the Company to enforce any provision of this Agreement.

1.6 Top-Up Option.

(a) Subject to Sections 1.6(b) and 1.6(c), the Company grants to Parent and Acquisition Sub an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Company Shares equal to the number of Company Shares that, when added to the number of Company Shares owned by Parent and the number of Company Shares owned by Acquisition Sub at the time of exercise of the Top-Up Option, constitutes ten thousand (10,000) shares more than 90% of the number of Company Shares that would be outstanding immediately after the issuance of all Company Shares subject to the Top-Up Option; provided, however, that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Company Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option).

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub at any time at or after the Acceptance Time. The aggregate purchase price payable for the Company Shares being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Company Shares by the Per Share Amount. Such purchase price may be paid by Parent or Acquisition Sub, at its election, (i) in cash, (ii) by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or (iii) any combination thereof. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of Company Shares that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable purchase price for such Company Shares and (iii) the place and time at which the closing of the purchase of such Company Shares by Parent or Acquisition Sub is to take place. At the closing of the purchase of such Company Shares, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such Company Shares. Notwithstanding anything to the contrary contained herein, Parent and Acquisition Sub shall not be entitled to exercise the Top-Up Option, and the Company shall not be obligated to issue shares in respect thereof, if the Company determines, in good faith (after consultation with its outside legal counsel), that the exercise of the Top-Up Option would violate any applicable Legal Requirement.

SECTION 2 THE MERGER; EFFECTIVE TIME

2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Effective Time. As promptly as practicable after the Acceptance Time and the satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause a properly executed certificate of merger (or, if applicable, a certificate of ownership and merger) conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”). At 10:00 a.m. (Pacific time) on the date on which the Certificate of Merger is to be so filed (such date, the “Closing Date”), a closing shall be held at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, CA 94304 (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Section 6.

2.4 Certificate of Incorporation and Bylaws; Directors. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so that it is identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is Chordiant Software, Inc.” and (ii) the Certificate of Incorporation of the Surviving Corporation shall comply with the provisions of Section 5.10(a);

(b) the Bylaws of the Surviving Corporation shall be amended and restated so that it is identical to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, except that (i) Article I of the Bylaws of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be Chordiant Software, Inc. and (ii) the Bylaws of the Surviving Corporation shall comply with the provisions of Section 5.10(a); and

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time.

2.5 Conversion of Company Shares. Subject to Section 2.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company Shares:

(a) any Company Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(b) any Company Shares then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be paid in exchange therefor;

(c) except as provided in clauses “(a)” and “(b)” above, each Company Share then outstanding (including any outstanding Company Shares subject to any repurchase rights in favor of the Company that have not been exercised prior to the Effective Time, but excluding any Appraisal Shares (as defined in Section 2.8(c)), shall be converted into the right to receive, in cash, without interest, the Per Share Amount; and

(d) each share of common stock, par value $0.01 per share, of Acquisition Sub then outstanding shall be converted into one share of the common stock, par value $0.01, of the Surviving Corporation.

Without duplication of the effects of Section 1.1(f), if, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each Company Share is converted in the Merger shall be adjusted to the extent appropriate.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 2.5 and all holders of certificates previously representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 2.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

2.7 Payment for Company Shares.

(a) Prior to the Effective Time, Parent (after consultation with the Company) shall select a reputable bank or trust company to act as paying agent with respect to the Merger (the “Paying Agent”), and at or prior to the Effective Time, Parent shall cause to be made available to the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 2.5 to holders of Company Shares outstanding immediately prior to the Effective Time (such amounts, the “Payment Fund”).

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Shares described in Section 2.5(c) a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates previously representing such Company Shares in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate, together with a properly executed letter of transmittal and any other customary documents the Paying Agent reasonably requires (including any required Internal Revenue Service Form W-9 or Form W-8), the holder of such Company Stock Certificate (or, under the circumstances described in Section 2.7(f), the transferee of the Company Shares previously represented by such Company Stock Certificate) shall receive from the Paying Agent in exchange therefor the amount of cash in U.S. dollars to which such holder (or transferee) is entitled pursuant to Section 2.5(c).

(c) On or after the date that is six months following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any amounts remaining in the Payment Fund which have not been disbursed to holders of Company Stock Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates. Neither the Paying Agent nor Parent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent on a daily basis; provided that, no such investment or loss thereon shall affect the amounts payable to the holders of Company Shares pursuant to this Section 2. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable to holders of Company Shares pursuant to this Section 2 shall be the property of Parent.

(e) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Company Stock Certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their Affiliates with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

(f) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Company Shares to a transferee of such Company Shares if the Company Stock Certificate previously representing such Company Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes relating to such transfer have been paid.

(g) The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Shares.

(h) Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law. To the extent that such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 2.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate(s) previously representing such Appraisal Shares) payment for such Appraisal Shares in accordance with Section 2.5.

(b) The Company (i) shall give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle any such demands for appraisal without the consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have properly preserved, and who have not effectively withdrawn or lost, their appraisal rights under Section 262 of the DGCL with respect to such Company Shares.

2.9 Company Options, Company Warrants and Company Stock-Based Awards. At the Effective Time, each Company Option, Company Warrant and Company Stock-Based Award then outstanding under any of the Company Equity Plans or otherwise shall be treated in accordance with the provisions of Section 5.8.

2.10 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Surviving Corporation and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action and be authorized to do so.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such disclosure relates (provided that information contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure, without reference to any underlying document referred to in such disclosure, that such information is applicable to such other Section of this Agreement), the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1 Due Incorporation and Good Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement. The Company is duly qualified to do business and is in good standing in each other state in the United States where the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed to do business and in good standing, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Exhibit 21.1 of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2009 (filed on January 28, 2010) the (“First Quarter 10-Q”) identifies each “significant subsidiary” (as such term is defined in Rule 1.20 of Regulation S-X promulgated by the SEC) of the Company and indicates its jurisdiction of organization. As of the date of this Agreement, neither the Company nor any Company Subsidiary owns any capital stock of, or other equity or voting interest in, any other Entity, other than the Entities identified in Exhibit 21.1 of the First Quarter 10-Q or in Part 3.1(a) of the Company Disclosure Schedule and except for passive investments of less than 1% in the equity interests of publicly traded companies as part of the Company’s cash management program. Each Company Subsidiary is duly incorporated, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization or formation, as applicable, and has the requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be in good standing, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business and is in good standing in each other state in the United States where the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed to do business and in good standing, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other equity or voting interest in, each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances, except for transfer restrictions imposed by applicable securities Legal Requirements, and are duly authorized, validly issued, fully paid and non-assessable and not subject to pre-emptive rights.

3.2 Organizational Documents. The Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, each as amended to date, and each such Organizational Document is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of its respective Organizational Documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Company Shares and 51,000,000 shares of preferred stock (“Preferred Shares”). As of the close of business on March 12, 2010: (i) 30,508,289 Company Shares (excluding Company Shares held by the Company in its treasury) were issued and outstanding; (ii) no Preferred Shares were issued and outstanding; (iii) 4,118,175 Company Shares were issuable upon the exercise of Company Options granted pursuant to the Company Equity Plans; (iv) no Company Shares were reserved for future issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”); (v) 804,601 Company Shares were reserved for future issuance pursuant to Company Stock-Based Awards; (vi) 2,096,205 Company Shares were reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans; (vii) no Company Shares are issuable upon the exercise of Company Warrants; and (viii) 500,000 Preferred Shares, designated as Series A Junior Participating Preferred Stock, were reserved for future issuance upon exercise of the Company Rights. The Company has made available to Parent copies of (A) the Company Equity Plans, and (B) the forms of all award agreements evidencing the Company Options and the Company Stock-Based Awards (and each such Company Option and Company Stock-Based Award was issued on award agreements substantially the same as such forms) outstanding as of the close of business on March 12, 2010.

(b) The Company has made available to Parent a complete and accurate list as of the close of business on March 12, 2010 that sets forth each Company Option, Company Stock-Based Award and Company Warrant outstanding as of the close of business on March 12, 2010, and, with respect to each such Company Option, Company Stock-Based Award and Company Warrant: (a) the particular Company Equity Plan (if any) pursuant to which such Company Option or Company Stock-Based Award was granted, (b) the name of the holder of such Company Option, Company Stock-Based Award or Company Warrant, (c) the number of Company Shares subject to such Company Option, Company Stock-Based Award or Company Warrant, (d) the exercise price of such Company Option, Company Stock-Based Award or Company Warrant, (e) the date on which such Company Option, Company Stock-Based Award or Company Warrant was by its terms to be effective (such date, the “Grant Date”), (f) the applicable vesting schedule, if any, and the extent to which such Company Option, Company Stock-Based Award or Company Warrant is vested and exercisable as of the date hereof, (g) the date on which such Company Option, Company Stock-Based Award or Company Warrant expires, and (h) whether such Company Option or Company Stock-Based Award is subject to Section 409A of the Code. With respect to the Company Options: (A) each Company Option intended, as of the date hereof, to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (B) each grant of a Company Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and (C) each grant of a Company Option and Company Stock-Based Award was made in accordance with the terms of the applicable Company Equity Plan, and all applicable Legal Requirements and (D) each grant of Company Options and Company Stock-Based Awards is currently properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and is currently disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Legal Requirements. All outstanding Company Shares are, and all Company Shares that may be issued pursuant to the Company Options, Company Warrants, Company Stock-Based Awards and the Company ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as otherwise set forth in this Section 3.3 or listed on Part 3.3(c) of the Company Disclosure Schedule, there are no (i) bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary and (ii) securities or other instruments or rights issued by, or other obligations of, the Company or any Company Subsidiary, in each case, that are linked to, or the value of which is based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary or the value of the Company or any part thereof, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of the Company Subsidiaries may vote. Except as otherwise set forth in this Section 3.3 or listed on Part 3.3(c) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.

(d) The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary and, to the Knowledge of the Company, except for the Company Rights Plan, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary.

3.4 SEC Filings; Financial Statements.

(a) All registration statements, annual and quarterly and other reports, schedules, forms, proxy statements and other documents filed with or furnished to the SEC by the Company since January 1, 2007 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, the “Company SEC Documents”) are all of the registration statements, annual and quarterly and other reports, schedules, forms, proxy statements and other documents required to be filed or furnished by the Company with the SEC since January 1, 2007. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2009, and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b) The financial statements (including any related notes) contained in the Company SEC Documents (the “Company Financials”) complied, at the time the respective financial statements were filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except as may be indicated in the notes to such financial statements or, in the case of unaudited quarterly statements, as permitted by Form 10-Q adopted by the SEC, and except that such unaudited financial statements may not contain footnotes and are subject to year-end adjustments) and fairly present, in all material respects, the consolidated financial position of the Company and the Company’s consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company’s consolidated subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC, and except that such unaudited financial statements may not contain footnotes and are subject to year-end adjustments). The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, without limiting the generality of the foregoing, there are no “significant deficiencies” or “material weaknesses” in the design or operation of the Company’s internal controls over financial reporting that would reasonably be expected to adversely affect the ability of the Company to record, process, summarize and report financial information that have not been rectified. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other current employees of the Company or any of the Company Subsidiaries who have a role in the Company’s internal control over financial reporting.

(d) Since January 1, 2007, the Company is in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it, including the making of all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Documents (which certifications were accurate as of the date they were made). The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX.

(e) Neither the Company nor any Company Subsidiary has any Liabilities of the type required to be disclosed on a balance sheet prepared in accordance with GAAP (or the notes thereto), except for: (i) Liabilities specifically disclosed in the audited balance sheet of the Company (including any related notes) contained in the Company SEC Documents as of September 30, 2009 (the “Company Balance Sheet”); (ii) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; and (ii) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

3.5 Absence of Certain Changes. Between the date of the Most Recent Balance Sheet and the date of this Agreement, neither the Company nor any Company Subsidiary has: (a) suffered, nor has there occurred or arisen during such period, any event, condition or set of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (b) suffered any loss, damage or destruction to any of its assets that is material to the Company and the Company Subsidiaries, taken as a whole; (c) amended its or the Company Subsidiaries’ Organizational Documents; (d) incurred any indebtedness for borrowed money, guaranteed any such indebtedness, entered into any capital lease or entered into any Contract contemplating any of the foregoing, except in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole; (e) changed, in any material respect, its accounting methods, principles or practices, except as required by GAAP; (f) transferred, leased or licensed to any third party, or created or permit to be created any Encumbrances (other than Permitted Encumbrances) on, any properties or assets of the Company or any Company Subsidiary, other than (i) the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole, and (ii) non-exclusive licenses of Company Products, in each case in the ordinary course of business consistent with past practice; (g) declared, set aside or paid any dividend on, or other distribution (whether in cash, stock or property) in respect of, the Company’s capital stock, or made any purchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any of the Company’s capital stock or any other securities of the Company or the Company Subsidiaries or any Company Option, Company Warrant, Company Stock-Based Award, calls or rights to acquire any such shares or other securities, except for repurchases from holders of shares issued pursuant to Company Options and Company Stock Based Awards following their termination pursuant to the terms of their pre-existing award agreements; (h) acquired, or entered into any agreement to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof; (i) taken any action by the Company or any Company Subsidiary that if taken from and after the date of this Agreement would be prohibited by paragraphs (b), (c), (f), (i)(B), (j), (m), (n), (o), (r) or (u) of Section 5.1; or (j) any binding agreement to take any of the actions referred to in clauses “(c)” through “(i)” of this sentence.

3.6 IP Rights.

(a) Part 3.6(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all (i) issued patents and patent applications, (ii) trademark, service mark and domain name registrations and applications, (iii) copyright registrations and applications, and (iv) any other IP Rights that are the subject of any registration or recording with a Governmental Entity, in each case which are owned by, and filed or recorded in the name of, the Company or any Company Subsidiary (collectively, the “Scheduled IP”) and lists any proceedings or actions that, to the Knowledge of the Company as of the date of this Agreement, is currently pending before any court or tribunal (including the United States Patent and Trademark Office (“USPTO”) or equivalent authority anywhere in the world) in which any of the Scheduled IP is involved (other than office actions in the course of prosecution of any Scheduled IP).

(b) Part 3.6(b) of the Company Disclosure Schedule sets forth a list (by name and version number) of all Company Products currently sold or distributed by the Company or any Company Subsidiary or that have been sold or distributed by the Company or any of the Company Subsidiaries in the past twelve (12) months.

(c) As of the date of this Agreement, each item of Scheduled IP (other than pending applications) is subsisting and, to the Knowledge of the Company as of the date of this Agreement, valid. All necessary registration, maintenance and renewal fees in connection with such Scheduled IP have been paid by the applicable due date and all necessary documents and certificates in connection with such Scheduled IP have been filed by the applicable due date with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Scheduled IP.

(d) The Company or one of the Company Subsidiaries owns, free of all Encumbrances (other than Permitted Encumbrances), all Company IP. No material Company IP is subject to any license granted by the Company or any Company Subsidiary to any other Person (other than implied licenses arising from sales of Company Products and nonexclusive licenses granted in the ordinary course of business consistent with past practice. Subject to the non-exclusive licenses granted by the Company or any Company Subsidiary in connection with the sale or distribution of the Company Products in the ordinary course consistent with past practices, all material Company IP will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(e) No material Company IP (i) is subject to any exclusive license or exclusive right to use granted by the Company or any Company Subsidiary, nor has Company or any Company Subsidiary authorized the retention of any exclusive rights to use or joint ownership of such Company IP to any other Person or (ii) except in the reasonable business judgment of the Company, has lapsed or entered into the public domain. The Company has not and no Company Subsidiary has transferred the ownership of any IP Rights that are or were material Company IP and that are material to the business of the Company or any Company Subsidiary as conducted as of the date of this Agreement.

(f) Other than commercially available software licenses entered into in the ordinary course of business consistent with past practice not exceeding $100,000, Part 3.6(f) of the Company Disclosure Schedule lists all Contracts under which the Company or any Company Subsidiary has been granted, licensed or provided any IP Rights that are material to the Company Products identified in Part 3.6(b) by a third party.

(g) Part 3.6(g) of the Company Disclosure Schedule lists all Contracts that are in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party under which the Company or such Company Subsidiary has licensed or granted rights with respect to any material Company IP to third parties, other than (i) non-disclosure agreements entered into in the ordinary course of business, (ii) reseller, distribution or sales representative agreements that are not material to the Company’s business as conducted as of the date of this Agreement or that are listed in Part 3.8(a)(viii) of the Company Disclosure Schedule, and (iii) other non-exclusive licenses granted by the Company or any Company Subsidiary in connection with the sale or distribution of the Company Products in the ordinary course of business consistent with past practices.

(h) To the Knowledge of the Company as of the date of this Agreement, the Company or one of the Company Subsidiaries owns and has good title to, or has a valid right to use, each of the IP Rights necessary to enable the Company and the Company Subsidiaries to conduct their business in the manner in which their business is being conducted as of the date of this Agreement. No third party that has licensed to the Company or any Company Subsidiary technology or IP Rights that are material to the Company Products, with the express right for the Company or the Company Subsidiary to create improvements or derivative works of such licensed technology or IP Rights, has ownership rights or license rights to improvements or derivative works to such technology or IP rights made by the Company or any Company Subsidiary that are material to such Company Products.

(i) The Company has a policy of requiring (A) all domestic employees of the Company and the Company Subsidiaries who make material contributions to the development of Company IP to sign a proprietary information and invention assignment agreement in the standard forms that have been made available to Parent, and (B) in the case of all international employees of the Company and the Company Subsidiaries who make material contributions to the development of Company IP, to sign a proprietary information and invention assignment provision contained in their employment agreements, and to the Knowledge of the Company, there are no material breaches of such agreements by such employees as of the date of this Agreement. In each case in which the Company or the Company Subsidiaries have acquired or purported to acquire from any Person any ownership of IP Rights material to the Company Products, including as a result of engaging any Person to develop or create any such technology or IP Rights for Company or Company Subsidiaries, the Company or Company Subsidiary, as the case may be, has obtained from such Person a written assignment to transfer all of such IP Rights to the Company or Company Subsidiary.

(j) The Company is not engaging in any patent or copyright misuse or any fraud or inequitable conduct with respect to its patent applications, trademark or service mark applications or copyright or mask work registration applications. To the Knowledge of the Company, neither the Company Products including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product nor the conduct of the business of the Company or the Company Subsidiaries infringes, misappropriates or otherwise violates any IP Rights owned by any other Person. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, is being overtly threatened) against the Company or any Company Subsidiary alleging any claim that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating any IP Rights owned by any other Person or that any material Company IP is invalid. Since January 1, 2008, neither the Company nor any Company Subsidiary has received written notice from any Person claiming that any Company Product or Company conduct infringes or misappropriates any IP Rights of any Person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. To the Knowledge of the Company as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any material Company IP.

(k) Neither the Company nor any Company Subsidiary has published or otherwise made publicly available any of its trade secrets or unpublished patent applications that are material to the Company’s business as conducted as of the date of this Agreement, except in the course of filing and prosecuting patent applications.

(l) The purchase of Company Shares pursuant to the Offer and the consummation of the Merger will not directly result in: (i) the loss or impairment of, or require the payment by the Company or any Company Subsidiary of any additional amounts with respect to, and will not require the consent of any other Person in respect of, the Company’s and the Company Subsidiaries’ right to own, use or hold for use by the Company and the Company Subsidiaries any of the material technology or IP

Rights owned, used or held for use by the Company and the Company Subsidiaries in the conduct of the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement, except for any loss, impairment, payment or consent that may result from, or be required as a result of, any Contracts, Orders or other duties or obligations of Parent, Acquisition Sub or any other Affiliate of Parent that exist at or prior to the Acceptance Time or independently of this Agreement, or (ii) Parent or any of its Subsidiaries (other than the Surviving Corporation or any Company Subsidiary), by virtue of any Contracts that are in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses excluding the effect of a Contract to which Parent or any of its Subsidiaries is a party.

(m) Each of the Company and Company Subsidiaries has taken commercially reasonable steps to protect the security of the Company’s confidential information and trade secrets.

(n) Except as set forth in Part 3.6(n) of the Company Disclosure Schedule, no software owned by the Company and incorporated in any Company Product, other than software that is a modification or derivative work of or an improvement to the software licensed under the Open Source license, is subject to any obligation or condition under any Open Source license that (i) requires the Company to disclose or license material portions of the source code of such Company software under the terms of such Open Source license, (ii) requires the licensing of any Company Product or part thereof for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Product or part thereof, or (iv) grants, or purports to grant, to any third party, any rights or immunities under Company IP. With respect to any Open Source that is or has been used by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, including without limitation any and all copyright notices, attribution requirements, and notices of availability of source code, if applicable.

(o) Except as set forth in Part 3.6(o) of the Company Disclosure Schedule and except for those nonexclusive licenses to source code files granted to licensees of certain Company Products in the ordinary course of business, neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code that is material Company IP. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any Company Subsidiary or any Person acting on their behalf to any Person of any source code that is Company IP, except for those nonexclusive licenses to source code files granted to licensees of certain Company Products in the ordinary course of business consistent with past practices. Part 3.6(o) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, any source code that is Company IP, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of such source code that is Company IP to any beneficiary under each such Contract.

(p) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Company IP, and no Governmental Entity, university, college, other educational institution or research center has any claim or right of ownership in or to the material Company IP.

(q) The Company has complied in all material respects with its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company’s databases or other records.

3.7 Title to Tangible Assets; Real Property. The Company or one of the Company Subsidiaries owns, and has good title to, or in the case of assets purported to be leased by the Company or the Company Subsidiaries, leases and has valid leasehold interest in, each of the tangible assets reflected as owned or leased by the Company or the Company Subsidiaries on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Company or one of the Company Subsidiaries with respect to which the lease has expired since such date) free of any Encumbrances (other than Permitted Encumbrances). Neither the Company nor any Company Subsidiary owns any real property or interest in real property, except for leaseholds created under lease Contracts. The Company has made available to Parent accurate and complete copies of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the property leased by the Company or any of the Company Subsidiaries (“Leased Property”) including all amendments, terminations and modifications thereof (the “Leases”). There are no other parties occupying, or with a right to occupy, the Leased Property. The Leased Property is in good operating condition and repair.

3.8 Contracts.

(a) Part 3.8(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following effective Contracts to which the Company or any of the Company Subsidiaries is a party:

(i) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such report was filed by the Company with the SEC on the date of this Agreement);

(ii) each Contract that (A) restricts or limits in any material respect the ability of the Company or any Company Subsidiary to engage in any line of business, or compete with any Person engaged in any line of business, in each case reasonably similar to the business of the Company or any Company Subsidiary as being conducted as of the date of this Agreement, (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, (C) provides “most favored nations” or other preferential pricing terms for any Company Products, or (D) otherwise has an adverse or restrictive effect on the right of the Company and the Company Subsidiaries to sell, provide, distribute or manufacture any Company Products that are sold, provided, distributed, or manufactured as of the date of this Agreement that is reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(iii) each material joint venture Contract with a third party;

(iv) each (A) indemnification or employment Contract with any current employee, director or officer of the Company or any Company Subsidiary providing severance or termination pay or benefits in excess of $100,000, other than at-will offer letters or other Contracts providing no severance or post-termination benefits (other than continuation coverage as required by applicable Legal Requirements), and (B) contractor or consulting Contract with each individual consultant or individual contractor to the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $100,000 per year;

(v) each loan or credit agreement, indenture, mortgage, note or other Contract evidencing outstanding indebtedness for money borrowed (or pursuant to which the Company or any Company Subsidiary may incur indebtedness for borrowed money) by the Company or any Company Subsidiary from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary;

(vi) each Contract with any Significant Customer or Significant Supplier (excluding purchase orders, statements of work and confidentiality agreements given or received in the ordinary course of business);

(vii) each Contract with a Governmental Entity that is subject to the Federal Acquisition Regulations (“FAR”) or any of the FAR Supplements and requires that the Company or any of the Company Subsidiaries provide the Governmental Entity unlimited rights (as defined in the FAR) in any Company Products or Company IP;

(viii) each exclusive sales representative or exclusive material distribution Contract;

(ix) each Lease involving real property pursuant to which the Leased Property leased thereunder is equal to or greater than 5,000 square feet;

(x) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental or other payments in excess of $250,000 in the last fiscal year and is expected to pay more than $250,000 in 2010;

(xi) each Contract entered into by the Company or any Company Subsidiaries since January 1, 2008, or that otherwise has any outstanding obligations on the Company or any Company Subsidiary, relating to the acquisition, sale or disposition of a material amount of assets (other than purchases of inventory in the ordinary course of business) or any interest in any other Person or business enterprise or a material business unit or product line of the Company and any Company Subsidiary;

(xii) each Contract entered into with any Significant Customer pursuant to which Company Products are provided to customers on an enterprise-wide basis instead of a per-user, per-computer or similar basis;

(xiii) except as otherwise required to be disclosed pursuant to this Section 3.8(a), each Contract providing for, or expecting to provide for, payments (whether fixed, contingent or otherwise) by or to it in excess of $250,000 per year in fiscal year 2010;

(xiv) each Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;

(xv) each litigation “standstill” Contract, each Contract settling any Legal Proceeding that has any current or future obligations, and any tolling Contract; and

(xvi) each Contract imposing or creating an Encumbrance (other than Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary (each Contract listed in Part 3.8 of the Company Disclosure Schedule being referred to as a “Material Contract”).

(b) There are no existing breaches or defaults, and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in a breach or default, on the part of the Company or any Company Subsidiary under any Material Contract, and, to the Knowledge of the Company, there are no existing breaches or defaults on the part of any other Person that is a party under any Material Contract, in each case except where such breaches or defaults would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or possible violation or breach of or default under any Material Contract, which notice is continuing or which actual or possible violation or breach or default has not been resolved. Each Material Contract, is valid, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, as the case may be, and, to the Knowledge of the Company, is enforceable against the other parties thereto, in each case subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has made available to Parent copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement, and except as excluded by the terms of Section 3.8 or otherwise set forth on Part 3.8(b) of the Company Disclosure Schedule, there are no other Contracts that amend, supplement or modify any such Material Contracts.

3.9 Compliance with Legal Requirements. Each of the Company and the Company Subsidiaries are and, to the Knowledge of the Company, since January 1, 2007 have been, in compliance in all respects with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, between January 1, 2008 and the date of this Agreement, (a) received any written notice from any Governmental Entity regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement or (b) provided any written notice to any Governmental Entity regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement and no such notice remains outstanding or unresolved as of the date of this Agreement. Since January 1, 2005, the Company and the Company Subsidiaries has been and are in compliance in all respects with applicable provisions of United States export and import control Legal Requirements related to the export or transfer of commodities, software and technology, including the Export Administration Regulations (15 C.F.R. §§ 730-774); the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130); the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598); and the Customs Regulations (19 C.F.R. §§ 1-357), except where the failure to comply with such Legal Requirements would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

3.10 Legal Proceedings; Orders. As of the date of this Agreement:

(a) except as set forth in Part 3.10 (a) of the Company Disclosure Schedule, there is no Legal Proceeding pending and, to the Knowledge of the Company, no Person has overtly threatened to commence a Legal Proceeding against or involving (i) the Company or any Company Subsidiary; (ii) any of the material respective properties (tangible or intangible) of the Company or any Company Subsidiary; or (iii) any officer or director of the Company or any Company Subsidiary in his or her capacity as such as a result of any alleged action or omission by such officer or director;

(b) there is no Order applicable to the Company or any Company Subsidiary under which the Company or any Company Subsidiary is subject to ongoing obligations;

(c) to the Knowledge of the Company, no material investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or is being threatened; and

(d) there are no formal internal investigations being conducted by the Company, the Company’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.11 Governmental Authorizations. The Company and the Company Subsidiaries hold all Governmental Authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses currently being conducted as of the date of this Agreement, except where failure to hold such Governmental Authorizations would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The material Governmental Authorizations held by the Company and the Company Subsidiaries are, in all material respects, valid and in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with the terms and requirements of all Governmental Authorizations held by them, except where the failure to be in compliance would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. Between January 1, 2007 and the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity regarding (a) any violation, in any material respect, by the Company or any Company Subsidiary of any Governmental Authorization, or (b) any revocation, cancellation or termination of any Governmental Authorization held by the Company or any Company Subsidiary that is necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.12 Tax Matters.

(a) All material Tax returns, estimates, information statements and reports (the “Company Returns”) required to be filed by the Company and the Company Subsidiaries with any Tax authorities prior to the Acceptance Time (taking into account any applicable extensions to file such Company Return) (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) have been, or will be when filed, prepared in compliance with applicable Tax Legal Requirements. All Taxes required to be paid to any Tax authority by the Company and the Company Subsidiaries, whether or not shown on a Company Return, before the Acceptance Time have been or will be paid at or before the Acceptance Time. The Company and the Company Subsidiaries have withheld and timely paid over to the appropriate Tax authority all Taxes required to be withheld and paid over with respect to their employees and other third parties. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Most Recent Balance Sheet adequately accrues the material Liabilities of the Company and the Company Subsidiaries for Taxes with respect to all periods through December 31, 2009. The Company will establish, in the ordinary course of business, appropriate reserves for the payment of Taxes due and payable by the Company and the Company Subsidiaries for the period from December 31, 2009 through the Acceptance Time. Neither the Company nor any Company Subsidiary has incurred any Liabilities for Taxes since December 31, 2009 through the date of this Agreement, other than in the ordinary course of business.

(c) As of the date of this Agreement, (i) to the Knowledge of the Company, there are no examinations or audits of any Taxes of the Company or any Company Subsidiary underway, (ii) no extension or waiver of the limitation period applicable to any Taxes of the Company or any Company Subsidiary is in effect, (iii) no Legal Proceeding is pending (or, to the Knowledge of the Company, is being threatened) by any Tax authority against the Company or any Company Subsidiary in respect of any Tax, (iv) there are no material unsatisfied Liabilities for Taxes with respect to any written notice of deficiency or similar document received by the Company or any Company Subsidiary with respect to any material Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith), and (v) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any Company Subsidiary.

(d) The Company is not required to include any adjustment in taxable income for U.S. federal income tax purposes for any tax period ending after the date of this Agreement pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement.

(e) Neither the Company nor any Company Subsidiary has been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under principles of Section 1.1502-6 of the Treasury Regulations, except for any such group of which the Company is the common parent for U.S. federal income tax purposes.

(f) Except as set forth in Part 3.13(b) of the Company Disclosure Schedule, there is no Contract between the Company or any Company Subsidiary and any employee or independent contractor of the Company or any Company Subsidiary that will give rise to any payment that would not be deductible for U.S. federal income Tax purposes pursuant to Section 280G or Section 162(m) of the Code.

(g) Part 3.12(g) of the Company Disclosure Schedule lists each Contract between the Company or any Company Subsidiary and any employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, was operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A. No nonqualified deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No compensation shall be includable in the gross income of any employee as a result of the operation of Section 409A of the Code with respect to any arrangements or Contracts in effect as of the Effective Time. There is no Contract, plan or arrangement to which the Company or any Company Subsidiary is a party, including the provisions of this Agreement, covering any employee, which individually or collectively could require the Company or any Company Subsidiary to pay a tax gross-up payment to, or otherwise indemnify any such employee for, Tax-related payments under Section 409A.

(h) Neither the Company nor any Company Subsidiary is a party to any material Tax indemnity Contract, Tax sharing Contract or Tax allocation Contract, other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Company Subsidiary, (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business, and (iii) provisions of Company Plans compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for the Company or any Company Subsidiary outside of such employee’s country of residence.

(i) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify for tax-free treatment under Section 355 of the Code during the last three years.

(j) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” as that term is defined in Treasury Regulation Section 1.6011-4(b)(1).

(k) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable transfer pricing Legal Requirements, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries.

3.13 Employee Benefit Plans.

(a) Part 3.13(a)(i) of the Company Disclosure Schedule contains an accurate and complete list of all Company Plans. Part 3.13(a)(ii) of the Company Disclosure Schedule sets forth a table setting forth (a) the name; (b) job title or position; (c) location; (d) base salary and target bonus opportunity for 2010; (e) accrued but unused vacation time and/or paid time off; (f) any applicable commission rate or opportunity; (g) full-time, part-time, or temporary status; and (h) exempt or not-exempt status of each current employee of the Company and each of the Company Subsidiaries. To the Knowledge of the Company, no employee listed on Part 3.13(a)(ii) of the Company Disclosure Schedule intends, as of March 12, 2010, to terminate his or her employment for any reason. Part 3.13(a)(iii) of the Company Disclosure Schedule contains an accurate and complete list of all non-vendor Persons that have a current consulting or advisory or independent contractor relationship with the Company or any of the Company Subsidiaries that is subject to ongoing obligations in excess of $100,000 per year. The Company and each Company Subsidiary has made available to Parent correct and complete copies of all material documents embodying each Company Plan.

(b) The execution and delivery of this Agreement, the purchase of Company Shares pursuant to the Offer and the consummation of the Merger (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) will not increase the benefits payable by the Company or any Company Subsidiary under any Company Plan and (ii) will not result in any acceleration of the time of payment or vesting of any benefits payable by the Company or any Company Subsidiary under any Company Plan.

(c) To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable Legal Requirements relating to the employment of their employees. There are no audits, actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any Company Subsidiary, or any of their employees relating to any employee or Company Plan. The Company and each Company Subsidiary have timely made all contributions and other payments required by and due under the terms of each Company Plan, including payment of earned bonus and sales commission amounts as well as contribution to the applicable Company Plan of matching and profit sharing contributions as required under the terms of the applicable Company Plan.

(d) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.

(e) Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any Liability to Parent, the Company or any Company Subsidiary (other than ordinary administration expenses and satisfaction of routine claims for benefits).

(f) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified or has time remaining to do so. Each Company Plan has been operated in compliance, in all material respects, with its terms and with all applicable Legal Requirements.

(g) In the last six (6) years, neither the Company nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to or been obligated to contribute to (i) any Company Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) or any International Plan that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service other than a plan that is an account-based plan with individual participant accounts, the contributions to which are made only by (i) the Company in accordance with applicable Legal Requirements, and/or (ii) the participant.

(h) With respect to each self-insured Company Plan (including any such Company Plan pursuant to which a stop-loss policy or contract applies), the Company has either already paid or properly accrued for each outstanding claim and properly accrued for incurred but not reported (IBNR) Liabilities.

(i) None of the Company or any Company Subsidiary has ever maintained, established, sponsored, participated in or contributed to (i) any “funded welfare plan” within the meaning of Section 419 of the Code, nor (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(j) At no time has the Company or any Company Subsidiary contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any Company Subsidiary has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(k) No Company Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by applicable statute.

(l) Each International Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Plan. No International Plan has unfunded liabilities, that, as of the date hereof, will not be offset by insurance or are not properly accrued. Except as required by law, no condition exists that would prevent the Company, the Surviving Corporation or Parent from terminating or amending any International Plan at any time for any reason.

3.14 Labor Matters.

(a) There are no collective bargaining agreements, works council, or other labor union Contracts to which the Company or any Company Subsidiary is a party, and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is the subject of any Legal Proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. The Company has made available to Parent copies of all correspondence and all unresolved charges, complaints, notices or orders received by the Company or any Company Subsidiary from the National Labor Relations Board or any domestic or foreign labor organization during the two-year period prior to the date of this Agreement. During the two-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary had a National Labor Relations Board unfair labor practice charge or representation petition filed against it. Neither the Company nor any Company Subsidiary has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, union labor dispute during the two-year period prior to the date of this Agreement.

(b) Neither the Company nor any Company Subsidiary is party to a conciliation agreement, consent decree or other Contract or Order with any Governmental Entity with respect to employment practices.

(c) The services provided by each of the Company’s and the Company Subsidiaries’ employees and individual contractors or consultants located in the United States are terminable at the will of the Company or such Company Subsidiary and any such termination would not result in any material Liability to the Company or any Company Subsidiary. Each of the Company’s and the Company Subsidiaries’ employees located in the United Kingdom and the Netherlands are terminable in accordance with the applicable Legal Requirements without payment of additional enhanced severance payments.

(d) Neither the Company nor any Company Subsidiary has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(e) During the two-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action which, individually or in the aggregate, would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or similar Legal Requirement, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under the WARN Act or any similar Legal Requirement that remains unsatisfied.

3.15 Environmental Matters. The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Between January 1, 2007 and the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is materially violating any Environmental Law, which notice remains outstanding or unresolved as of the date of this Agreement. Since January 1, 2007, there has been no material release of any Hazardous Materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company

Subsidiary or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary has any material Liability. (For purposes of this Section 3.15, “Environmental Law” shall mean any Legal Requirement relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes and toxic substances and “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.)

3.16 Insurance. All material policies of insurance covering the Company, the Company Subsidiaries and their respective employees, officers, directors, properties and assets, which the Company has reasonably determined in good faith are adequate for the operation of its business, are in full force and effect. Since the date of the Most Recent Balance Sheet, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Company Subsidiary. Except as set forth on Part 3.16 of the Company Disclosure Schedule, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary.

3.17 Certain Business Practices. Since January 1, 2007, neither the Company nor any Company Subsidiary has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977.

3.18 Customers and Suppliers.

(a) Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning any Company Products with any customer who, in either (i) the last fiscal year ended September 30, 2009 and/or (ii) the fiscal year ending September 30, 2010, paid or is projected to pay, as applicable, Company or any Company Subsidiary more than $250,000 for Company Products (each, a “Significant Customer”). Since July 1, 2009, neither the Company nor any of the Company Subsidiaries has received any written or formal oral notice from any Significant Customer that such Significant Customer does not intend to continue as a customer of the Company or any Company Subsidiary (other than pursuant to the expiration of the applicable Contract (other than Contracts for maintenance) with such Significant Customer by its own terms) or that such Significant Customer intends to terminate or materially and adversely modify existing Contracts with the Company or any Company Subsidiaries.

(b) Neither the Company nor any of the Company Subsidiaries has any outstanding dispute concerning the products or services provided by any supplier who, based on the fiscal year ended September 30, 2009 was one of the 10 largest suppliers of products or services (including staffing and personnel services) to the Company and the Company Subsidiaries, taken as a whole, based on amounts paid by the Company and the Company Subsidiaries to such supplier during such period (each, a “Significant Supplier”). Since January 1, 2009, neither the Company nor any of the Company Subsidiaries has received any written or oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any Company Subsidiary or that such Significant Supplier intends to terminate or materially and adversely modify existing Contracts with the Company or any Company Subsidiary.

3.19 Affiliate Transactions. Except as disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary is a party to any transaction or Contract with any (a) present or former executive officer or director of the Company or any Company Subsidiary, other than as part of such Person’s present or former employment or service with the Company or any Company Subsidiary, (b) beneficial owner of five percent (5%) or more of any voting securities of the Company or (c) any Affiliate of the Company (other than any Company Subsidiary). Since the date of the Company’s last proxy statement relating to its last most recent annual meeting of stockholders, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has unanimously: (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and at a price and on terms that are in the best interests of the Company and the holders of Company Shares, (c) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and (iv) resolved to make the Company Board Recommendation. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the Company Shares outstanding as of the applicable record date (if required under the DGCL) and the filing of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21 Vote Required. If required under applicable Legal Requirements to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the Company Shares outstanding on the record date for the meeting of stockholders of the Company described in Section 5.3 is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

3.22 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with the provisions hereof do not and will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming compliance with the matters referred to in Section 3.22(b) and, in the case of the consummation of the Merger, subject to obtaining the stockholder vote referred to in Section 3.21, cause a violation by the Company or any Company Subsidiary of any Legal Requirement applicable to the business of the Company or any Company Subsidiary; (iii) subject to obtaining such Consents set forth in Part 3.22(a) of the Company Disclosure Schedule, violate, result in the breach of or constitute a default

(or an event which with notice or lapse of time or both would become such a violation, breach or default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or any loss of any benefit or impair the rights of the Company or any Company Subsidiary under, any Material Contract; or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of the Company Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, defaults, terminations, accelerations or Encumbrances which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent or materially delay the consummation the Offer and the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to any Governmental Entity or other Person is required on the part of the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except for: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Legal Requirements of the jurisdictions in which the Company and the Company Subsidiaries are incorporated, organized or qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Legal Requirements, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or the antitrust or competition Legal Requirements of foreign jurisdictions; and (iv) such other consent, approval, Order or authorization of, or filing or registration with, or notification to, the failure of which to obtain or effect, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent or materially delay the consummation the Offer and the Merger.

3.23 Section 203 of the DGCL. The board of directors of the Company has taken or will take all action necessary to render Section 203 of the DGCL (and any other similar applicable state anti-takeover Legal Requirements) inapplicable to the execution, delivery or performance of this Agreement or the Agreements to Tender and the consummation of the Offer, the Merger and the other transactions contemplated by hereby and thereby.

3.24 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Morgan Stanley & Co. Incorporated, dated as of the date hereof, that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Amount was fair, from a financial point of view, to the holders of Company Shares, other than Parent and any Subsidiary of Parent.

3.25 Brokers; Fees and Expenses. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated, solely pursuant to the engagement letter dated as of February 6, 2009 between the Company and Morgan Stanley & Co. Incorporated (the “Morgan Stanley Engagement Letter”)) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a copy of the Morgan Stanley Engagement Letter as amended to date.

3.26 Company Rights Agreement. The Company has amended the Company Rights Agreement to provide that neither Parent nor Acquisition Sub, nor any Affiliate of Parent or Acquisition Sub, shall be deemed to be an Interested Stockholder (as defined in the Company Rights Agreement), that neither a Distribution Date (as defined in the Company Rights Agreement) nor a Shares Acquisition Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Company Rights will not separate from the Company Shares as a result of the execution, delivery or performance of this Agreement or the Agreements to Tender or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

3.27 Schedule 14D-9; Offer Documents. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and at any time between the date first published, sent or given to the Company’s stockholders and the Acceptance Time, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by or on behalf of the Parent or Acquisition Sub for inclusion in the Schedule 14D-9. None of the information supplied by or on behalf of the Company expressly for inclusion in the Offer Documents will, on the date the Offer Documents are first sent to the Company’s stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Due Incorporation and Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Massachusetts. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 Legal Proceedings; Orders. As of the date of this Agreement:

(a) there is no Legal Proceeding pending and, to the Knowledge of Parent, no Person has overtly threatened to commence any Legal Proceeding against or involving Parent or Acquisition Sub that would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement;

(b) there is no Order to which Parent or Acquisition Sub is subject that would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; and

(c) there is no investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other Subsidiary of Parent is pending or, to the Knowledge of Parent, is overtly threatened, other than any investigation that would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement.

4.3 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has: (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Acquisition Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Acquisition Sub and its stockholder, (ii) declared that this Agreement is advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Acquisition Sub with the provisions hereof do not and will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; (ii) assuming compliance with the matters referred to in Section 4.4(b), cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent and Acquisition Sub; or (iii) violate, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become such a violation, breach or default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or any loss of any benefit or impair the rights of Parent or Acquisition Sub under, any each Contract that is material to the business of the Parent and its Subsidiaries, taken as a whole, except in the case of each of clauses “(ii)” and “(iii),” for such violations would not, individually or in the aggregate, and would not reasonably be expected to (A) have a Parent Material Adverse Effect, or (B) materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer and the Merger, or (C) prevent or materially delay the consummation of the Offer and the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to any Governmental Entity or other Person is required on the part of Parent or Acquisition Sub in connection with the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (including the Offer and the Merger), except for: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Parent and Acquisition Sub are incorporated, organized and qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Legal Requirements, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or the antitrust or competition Legal Requirements of foreign jurisdictions; and (iv) such other consent, approval, Order or authorization of, or filing or registration with, or notification to, the failure of which to obtain would not, individually or in the aggregate, and would not reasonably be expected to (A) have a Parent Material Adverse Effect, (B) materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer and the Merger, or (C) prevent or materially delay the consummation of the Offer and the Merger. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

4.5 Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is or has been, at any time since December 31, 2006, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

4.6 Ownership of Company Shares. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times since December 31, 2006, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any Company Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

4.7 Offer Documents; Schedule 14D-9.

(a) The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

(b) None of the information supplied by or on behalf of Parent, Acquisition Sub or their Representatives expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company’s stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5 COVENANTS

5.1 Interim Operations of the Company. During the period from the date of this Agreement through the earlier of the Acceptance Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not unreasonably withheld, except in the case of any of Sections 5.1(b), (d), (e), (f), (h), (j), (n), (o), (r) and (u)), (ii) as set forth in Part 5.1 of the Company Disclosure Schedule, (iii) as expressly required by this Agreement, or (iv) as may be required under any applicable Legal Requirement: (A) the Company shall, and shall cause each of the Company Subsidiaries to, (I) carry on its business in the ordinary course and in compliance in all material respects with all applicable Legal Requirements, (II) pay its Liabilities, debts and Taxes when due, and (III) use commercially reasonable efforts to (1) preserve substantially intact its present business organization, (2) keep available the services of its present officers and employees (provided that nothing shall prevent the termination of employment of any employee for cause, as determined by the Company in its sole discretion) and (3) maintain in all material respects its relationships with any Persons with which it has material business relationships (including, any Significant Customer and Significant Supplier); and (B) the Company shall not, and shall cause the Company Subsidiaries not to:

(a) amend the Company’s or any Company Subsidiary’s Organizational Documents;

(b) amend, terminate or grant any waiver under the Company Rights Agreement;

(c) split, combine or reclassify any shares of the Company’s or any Company Subsidiary’s capital stock;

(d) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any of the Company’s capital stock or any other securities of the Company or the Company Subsidiaries or any Company Option, Company Warrant, Company Stock-Based Award or rights to acquire any such shares or other securities other than (i) repurchases from holders of shares issued pursuant to Company Options or Company Stock-Based Awards following their termination pursuant to the terms of their pre-existing award agreements and (ii) as may be required pursuant to the Company Rights Agreement as in effect on the date of this Agreement;

(e) form any material Subsidiary or acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole; provided, however, that without limiting the generality of the foregoing, passive investments of less than 1% in the equity interests of publicly traded companies as part of the Company’s cash management program shall not be deemed to violate this provision;

(f) issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (i) options to purchase Company Shares, restricted stock units or restricted stock awards granted pursuant to the Company Equity Plans in the ordinary course of business consistent with past practice, (ii) Company Shares issuable upon exercise or vesting of Company Options and Company Stock-Based Awards or (iii) as may be required pursuant to the Company Rights Agreement as in effect on the date of this Agreement;

(g) transfer, lease or license to any third party, or create any material Encumbrances (other than Permitted Encumbrances) on, any properties or assets of the Company or any Company Subsidiary, other than (i) the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole and (ii) non-exclusive licenses of Company Products, in each case in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money, guaranty such indebtedness, enter into any capital lease or enter into any Contract contemplating any such transaction, except in the ordinary course of business consistent with past practice and which is not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole;

(i) (A) enter into a Contract that, if entered into prior to the date hereof, would be a Material Contract (other than customer and supplier Contracts entered into in the ordinary course of business consistent with past practices, and any Contracts not prohibited by clause (C) of Section 5.1(j) that would otherwise be a Material Contract pursuant to Section 3.8(a)(iv)) or (B) materially amend or prematurely terminate any Material Contracts or any Contracts described in clause (A) of this Section 5.1(i) or knowingly waive, release or assign any material rights under any Material Contracts or any Contracts described in clause (A) of this Section 5.1(i) (except in the ordinary course of business consistent with past practice);

(j) (A) increase or decrease the compensation or fringe benefits (except for increases or decreases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice), whether orally or in writing, or pay any bonus (except for bonuses made to current employees pursuant to existing Company Plans in the ordinary course of business consistent with past practice), (B) adopt, change, or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, or policy, (C) enter into, whether orally or in writing, any employment, severance, termination, change of control or indemnification agreement or any employment-related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or (D) adopt, terminate or amend in any material respect any Company Plan or collective bargaining agreement, in each of the foregoing clauses (A)-(D), except as required for compliance with applicable Legal Requirements or Contacts in existence on the date hereof;

(k) make any representations or issue any communications (in each case, either orally or in writing) to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent (provided, that prior to sending any written communications (including electronic communications) to its current employees regarding this Agreement or the transactions contemplated hereby (except as specifically required by applicable Legal Requirements) the Company shall consult with Parent) or;

(l) change any of its methods of accounting or accounting practices or principles in any material respect other than as required by GAAP;

(m) make or change any material Tax election (except for elections made in the ordinary course of business consistent with past practice), adopt or change any material accounting method in respect of Taxes (except for elections made in the ordinary course of business consistent with past practice), settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(n) knowingly release, waive or assign any material claims or rights, or pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(o) make any loan or extension of credit to any Person other than in the ordinary course of business consistent with past practice;

(p) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 5.1(o) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Company Subsidiary (i) may make any Non-Budgeted Capital Expenditure that does not individually exceed $50,000 in amount, and (ii) may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries since the date of this Agreement, would not exceed $100,000 in the aggregate;

(q) make any material purchases of fixed assets, spares or other long-term assets, other than in the ordinary course of business consistent with past practice;

(r) except as otherwise expressly provided under any Contract in existence on the date hereof and set forth on Part 5.1(r) of the Company Disclosure Schedule, accelerate or release any vesting condition to the right to exercise any Company Option, Company Warrant, Company Stock-Based Awards or other right to purchase or otherwise acquire any shares of the Company’s capital stock, or accelerate or release any right to repurchase shares of its capital stock upon termination of employment or services with it or pursuant to any right of first refusal, except in any of the foregoing cases as may be required pursuant to Company Equity Plans or Contracts in effect as of the date of this Agreement;

(s) make any material changes with respect to the management, supervisory or other key personnel of the Company or any of the Company Subsidiaries, or any termination of employment of a material number of employees;

(t) commence or settle any Legal Proceeding, other than Legal Proceedings commenced for the routine collection of bills in the ordinary course of business consistent with past practice, and other than the settlement of Legal Proceedings disclosed on Part 3.10(f) of the Company Disclosure Schedule in the manner set forth therein;

(u) make any material revaluation of its assets, including writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable in excess of $250,000, other than in the ordinary course of business consistent with past practice, as required under GAAP, as specifically required by applicable Legal Requirements, or to the extent accounts receivable reserved against in the Most Recent Balance Sheet; or

(v) enter into a binding agreement or make any other commitment to take any of the actions described in clauses “(a)” through “(u)” of this Section 5.1.

If the Company shall desire to take an action which would be prohibited pursuant to this Section 5.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from either of the following individuals:

Craig Dynes

Telephone: (617) 866-6020

Facsimile: (617) 374-9260

E-mail address: craig.dynes@pega.com

Shawn Hoyt

Telephone: (617) 866-6136

Facsimile: (617) 374-9260

E-mail address: shawn.hoyt@pega.com

5.2 No Solicitation.

(a) The Company will not, and will cause the Company Subsidiaries not to, and will not authorize or knowingly permit any of its or any of the Company Subsidiaries’ Representatives to, directly or indirectly:

(i) solicit, initiate, seek or knowingly encourage, knowingly facilitate or induce the announcement, making or submission of any inquiry, expression of interest, proposal or offer (in each case, whether binding or non-binding), whether to the Company or its stockholders, by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) relating to any transaction or series of transactions involving: (A) a merger or consolidation or similar business combination transaction involving the Company or any of the Company Subsidiaries, pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 80% of the equity interests in the surviving or resulting entity immediately following such transaction; (B) any purchase or acquisition (by means of a tender offer, exchange offer or otherwise) of “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act) of more than 20% of the voting securities or fully-diluted equity of the Company outstanding after giving effect to the consummation of such purchase or acquisition; (C) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practice) or other disposition (including by way of joint venture) of assets of the Company or any of the Company Subsidiaries (including capital stock or other ownership interests in any Company Subsidiary) representing more than 20% of the aggregate fair market value of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole; (D) any liquidation, dissolution, winding up, reorganization or recapitalization of the Company; or (E) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company (any such inquiry, expression of interest, proposal or offer, other than those relating to the transactions among Parent, Acquisition Sub and the Company contemplated by this Agreement, being referred to in this Agreement as an “Alternative Acquisition Proposal”);

(ii) engage in any discussions or negotiations with any Person concerning, or provide any non-public information regarding the Company or any Company Subsidiary to, or grant access to the Company’s books, records, personnel, offices or properties to, or otherwise cooperate with, any Person or “group” that is known to be seeking to make or has made, an Alternative Acquisition Proposal ;

(iii) waive, release, terminate, modify or fail to enforce any provision of any contractual “standstill” or equivalent obligation of any Person (provided that in the event that the Company receives a bona fide written Alternative Acquisition Proposal that it is permitted to respond to pursuant to the proviso language below, this clause shall not preclude the Company from responding to such Alternative Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” or equivalent agreement subject to compliance with the other provisions of this Section 5.2);

(iv) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL), any provision of the Company Rights Agreement, or any restrictive provision of any applicable anti-takeover provision in the Company’s Organizational Documents, inapplicable to any Person (other than Parent, Acquisition Sub or any of their Affiliates) or any Alternative Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such Person or any Alternative Acquisition Proposal under any such provisions); or

(v) other than any confidentiality agreement executed in accordance with this Section 5.2(a), and without limiting the Company’s right to terminate this Agreement pursuant to Section 7.1(f) in order to enter into a definitive agreement relating to a Superior Proposal, execute or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract contemplating or otherwise relating to an Alternative Acquisition Proposal;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date of this Agreement and prior to the Acceptance Time, the Company receives a bona fide written Alternative Acquisition Proposal which did not result from a breach of this Section 5.2, (A) the Company and its Representatives may engage in any such negotiations and provide any such information if (1) the Company’s board of directors determines in good faith (after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel) that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (2) the Company’s board of directors determines in good faith (after consultation with outside legal counsel) that failure to do so would reasonably be expected to result in a breach by the Company’s board of directors of its fiduciary duties to the holders of Company Shares under applicable Legal Requirements, (3) prior to engaging in any such negotiations or providing any such non-public information, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to engage in such negotiations or providing such non-public information in accordance with Section 5.2(b), (4) prior to providing any such non-public information, the Company receives from such Person an executed confidentiality agreement containing (X) limitations on the use and disclosure of all non-public information directly or indirectly provided to such Person by or on behalf of the Company, the terms of which are not less restrictive of such Person than the Confidentiality Agreement, and (Y) a “standstill” provision, the term of which is at least as long as the term of the “standstill” provision contained in the Confidentiality Agreement and the terms of which are not less restrictive of such Person than the terms in the Confidentiality Agreement (provided that notwithstanding the foregoing, such “standstill” provision shall not either (1) prohibit such Person from delivering, or otherwise limit the right of such Person to deliver further, written non-public Alternative Acquisition Proposals to the Company, or (2) preclude the Company from responding to any such Alternative Acquisition Proposals submitted to the Company by such Person, in each case, subject to compliance with the other provisions of this Section 5.2), which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement, and (5) prior to or concurrent with providing any such non-public information, the Company makes such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent), and (B) the Company may terminate this Agreement in accordance with Section 7.1(f) to enter into a definitive agreement relating to a Superior Proposal. Upon the entering into of this Agreement, the Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, immediately cease any and all existing activities, discussions or negotiations with respect to any Alternative Acquisition Proposal, and, upon Parent’s written request, shall request the prompt return or destruction of all non-public information previously furnished to any Person with which the Company, the Company Subsidiaries or its or their Representatives have engaged in any such activities within the 12 month period preceding the date hereof. Any breach of the foregoing provisions of this Section 5.2(a) by any of the Company Subsidiaries or the Company’s or the Company Subsidiaries’ Representatives shall be deemed to be a breach by the Company.

(b) As promptly as practicable after receipt (and in any event within 24 hours after receipt) by the Company, any of the Company Subsidiaries or its or their Representatives of any Alternative Acquisition Proposal or any request for non-public information or any expression of interest or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request, expression of interest or inquiry; the identity of the Person or “group” making any such Alternative Acquisition Proposal, request, expression of interest or inquiry; and a copy of all written materials provided by or on behalf of such Person or “group” in connection with such Alternative Acquisition Proposal, request, expression of interest or inquiry. In addition, the Company shall inform Parent as promptly as practicable (and in any event within 24 hours after the Company learns of such material development, material modification or proposed material modification) with respect to any material development relating to such Alternative Acquisition Proposal, request, expression of interest or inquiry and material modification or proposed material modification thereto, and promptly provide Parent with copies of such development, material modification and proposed material modification if they are in writing (and in any event within 24 hours after receipt), and shall promptly (and in any event within 24 hours after delivery or receipt) provide Parent a copy of all written materials (including by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Acquisition Proposal, request, expression of interest or inquiry. The Company shall provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which the Company’s board of directors could reasonably be expected to consider any Alternative Acquisition Proposal, including to consider whether such Alternative Acquisition Proposal is a Superior Proposal.

(c) Except as expressly permitted by Section 1.3(c), neither the Company’s board of directors nor any committee thereof shall make a Change in Recommendation.

(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from (i) making any disclosure to the holders of Company Shares if the Company’s board of directors determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would reasonably be expected to result in a breach by the Company’s board of directors of its fiduciary duties to holders of the Company Shares under applicable Legal Requirements, or (ii) complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act; it being understood, however, that this Section 5.2(d) shall not be deemed to permit the Company’s board of directors or any committee thereof to make a Change in Recommendation except as expressly permitted by Section 1.3(c).

5.3 Meeting of the Company’s Stockholders; Proxy Statement. If adoption of this Agreement by the holders of Company Shares is required under the DGCL to consummate the Merger following the purchase of Company Shares by Acquisition Sub pursuant to the Offer, or following the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company will (in accordance with applicable Legal Requirements and the requirements of its Organizational Documents), in consultation with Parent, take all action necessary to convene a meeting of holders of Company Shares as promptly as practicable to vote upon the adoption of this Agreement. The board of directors of the Company shall recommend adoption of this Agreement (except as expressly permitted by Section 1.3(c)), and the Company shall take all lawful action to solicit votes and proxies to vote in favor of such adoption. At any such meeting of holders of Company Shares, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Acquisition Sub or any of Parent’s other Affiliates will be voted in favor of the adoption of this Agreement. Parent will furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act, the DGCL and other applicable Legal Requirements) to be set forth in the Company’s proxy or information statement with respect to such meeting (the “Proxy Statement”). As promptly as practicable after it is determined that adoption of this Agreement by the holders of Company Shares is required under the DGCL to consummate the Merger, the Company shall prepare and file with the SEC the Proxy Statement and all other proxy materials required by applicable Legal Requirements with respect to such meeting, and the Company will not amend or supplement the Proxy Statement without first consulting Parent and its counsel. At the earliest practicable time following receipt and resolution of SEC comments thereon, the Company shall file definitive proxy materials with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. The Company will cause the Proxy Statement and all other proxy materials required by applicable Legal Requirements with respect to such meeting to comply as to form in all material respects with all applicable Legal Requirements. Prior to filing any Proxy Statement or other proxy materials with the SEC (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent and its outside legal counsel with reasonable opportunity to review and comment thereon in advance and the Company shall in good faith consider including therein all comments reasonably proposed by Parent or its outside legal counsel. If, at any time prior to the Effective Time, any event or information relating to the Company, or any of its Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the purchase of Company Shares pursuant to the Offer by Acquisition Sub, the Company Shares beneficially owned by Acquisition Sub, together with any Company Shares beneficially owned by Parent and Parent’s other Affiliates, shall collectively represent at least 90% of the outstanding Company Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the Company’s stockholders in accordance with Section 253 of the DGCL.

5.4 Filings; Other Action.

(a) Each of the Company, Parent and Acquisition Sub shall (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger and (ii) use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (w) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (x) the obtaining of all necessary consents, approvals or waivers from third parties (and in connection with seeking such consents, waivers and approvals from third parties, each party shall keep the other parties reasonably informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at any other party’s request, include such other party in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder); (y) except as otherwise set forth in this Section 5.4(a), the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (z) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with any of the other transactions contemplated by this Agreement, (B) shall use its reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with any of the transactions contemplated by this Agreement and (C) shall use its reasonable best efforts to avoid any administrative or judicial action or Legal Proceeding instituted (or threatened to be instituted) by a Governmental Entity challenging, or seeking to prohibit the consummation of, the transactions contemplated by this Agreement or seeking to impose an Antitrust Restraint; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in any such litigation of any administrative or judicial action or Legal Proceeding, brought by any Governmental Entity; and (D) to the extent such action becomes a condition to granting clearance under the HSR Act or any other Significant Required Governmental Approval (as defined in Annex I), shall agree to and use reasonable best efforts to implement any divestiture or similar transaction that would not reasonably be expected to materially and adversely impair the benefits expected to be derived from the transactions contemplated hereby (provided that in the case of the Company any such divestiture or similar transaction is conditioned on the Acceptance Time having occurred).

(b) Without limiting the generality of anything contained in Section 5.4(a) or Section 5.4(c), each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference with representatives of any Governmental Entity relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Without limiting the generality of anything contained in Section 5.4(a) or Section 5.4(b), each of the Company, Parent and Acquisition Sub shall use its commercially reasonable efforts to cause all Offer Conditions to be satisfied on a timely basis (to the extent the satisfaction of such Offer Conditions is within such party’s direct or indirect control).

5.5 Access. Upon reasonable notice, the Company shall afford Parent’s Representatives reasonable access, during normal business hours, throughout the period prior to the earlier of the Acceptance Time or the date of termination of this Agreement, to the Company’s books, records, personnel and properties and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the good faith judgment of the Company would (a) result in the disclosure of any trade secrets of third parties, (b) violate any obligation of the Company with respect to confidentiality or privacy, (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, (d) violate any Legal Requirement, or (e) unreasonably interfere with the conduct of the Company’s business. The relevant parties shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply. All information obtained by Parent and its Representatives pursuant to this Section 5.5 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement. No information or knowledge obtained in any investigation or review or notification shall be deemed to modify any of the representations or warranties contained in this Agreement.

5.6 Interim Operations of Acquisition Sub. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.7 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made to the extent such releases, statements or filings are with respect to any Alternative Acquisition Proposal or with respect to any Change in Recommendation permitted by Section 1.3(c) or any termination of this Agreement pursuant to Section 7.1(f).

5.8 Equity Awards; Restricted Stock; ESPP.

(a) The Company shall take all action necessary to ensure that, at the Corporate Transaction Time, each Company Option with a per share exercise price that is less than or equal to $6.00, that was granted under the Company’s 2005 Equity Incentive Plan (a “2005 Option”) and that is outstanding and unexercised immediately prior to the Corporate Transaction Time, whether or not vested, shall be assumed by Parent and converted into and become an option to purchase shares of common stock, par value $0.01, of Parent (“Parent Common Stock”) in accordance with the terms (as in effect as of the date of this Agreement) of the Company’s 2005 Equity Incentive Plan and the terms of the stock option agreement and grant notice by which such 2005 Option is evidenced. Parent and the Company shall take such actions as are reasonably necessary so that such Company Options shall be assumed in a manner that is in compliance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D) so that such newly assumed or converted options for Parent Common Stock are exempt from or operate in compliance with Section 409A of the Code. All rights with respect to Company Shares under 2005 Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Corporate Transaction Time: (i) each 2005 Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each 2005 Option assumed by Parent shall be determined by multiplying the number of Company Shares that were subject to such 2005 Option immediately prior to the Corporate Transaction Time by the 2005 Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each 2005 Option assumed by Parent shall be determined by dividing the per share exercise price of Company Shares subject to such 2005 Option, as in effect immediately prior to the Corporate Transaction Time, by the 2005 Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement and grant notice by which such 2005 Option is evidenced, any restriction on the exercise of any 2005 Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such 2005 Option shall otherwise remain unchanged as a result of the assumption of such 2005 Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each 2005 Option assumed by Parent. The “2005 Conversion Ratio” shall be equal to the fraction having a numerator equal to the Per Share Amount, subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction involving the Company Shares between the Acceptance Time and the Corporate Transaction Time, and having a denominator equal to the average (weighted based on trading volume) of the closing sale prices of a share of Parent Common Stock as reported on The Nasdaq Stock Market for each of the five consecutive trading days immediately preceding the date on which the Corporate Transaction Time occurs.

(b) The Company shall take all action necessary to ensure that, at the Assumption Time, each Company Option that is not a 2005 Option (an “Other Option”) with a per share exercise price that is less than or equal to $6.00 and that is outstanding and unexercised immediately prior to the Assumption Time, whether or not vested, shall be assumed by Parent and converted into and become an option to purchase shares of Parent Common Stock in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement and grant notice by which such Other Option is evidenced. Parent and the Company shall take such actions as are reasonably necessary so that such Company Options shall be assumed in a manner that is in compliance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D) so that such newly assumed or converted options for Parent Common Stock are exempt from or operate in compliance with Section 409A of the Code. All rights with respect to Company Shares under Other Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Assumption Time: (i) each Other Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Other Option assumed by Parent shall be determined by multiplying the number of Company Shares that were subject to such Other Option immediately prior to the Assumption Time by the Other Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Other Option assumed by Parent shall be determined by dividing the per share exercise price of Company Shares subject to such Other Option, as in effect immediately prior to the Assumption Time, by the Other Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement and grant notice by which such Other Option is evidenced, any restriction on the exercise of any Other Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Other Option shall otherwise remain unchanged as a result of the assumption of such Other Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Other Option assumed by Parent. The “Other Conversion Ratio” shall be equal to the fraction having a numerator equal to the Per Share Amount, and having a denominator equal to the average (weighted based on trading volume) of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the date on which the Assumption Time occurs.

(c) Following the Assumption Time (with respect to Other Options) and the Corporate Transaction Time (with respect to 2005 Options), Parent shall send to each holder of a Company Option assumed by Parent a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

(d) Parent shall file with the SEC, no later than five days after the Assumption Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Other Options assumed by Parent in accordance with Section 5.8(b). Parent shall file with the SEC, no later than five days after the Corporate Transaction Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the 2005 Options assumed by Parent in accordance with Section 5.8(a).

(e) Parent and Acquisition Sub acknowledge and agree that the Company will take any actions necessary to ensure that each Company Share outstanding immediately prior to the Assumption Time that constitutes a Company Stock-Based Award outstanding immediately prior to the Assumption Time shall become vested in accordance with the terms of the Company Equity Plans and the applicable award agreements and grant notices, with the result that no such Company Share or Company Stock-Based Award shall remain subject to repurchase rights in favor of the Company following the Acceptance Time.

(f) Parent and Acquisition Sub acknowledge and agree that the Company will take any actions necessary to effectuate the provisions set forth in the Company Equity Plans and any award agreements and grant notices issued thereunder providing for the acceleration of vesting of outstanding Company Options as a result of the transactions contemplated by this Agreement.

(g) The Company shall use commercially reasonable efforts to take the necessary actions with respect to the Company ESPP so that conditional upon the occurrence of the Effective Time, the Company ESPP shall terminate effective upon the Effective Time.

5.9 Other Employee Benefits.

(a) Parent agrees that all employees of the Company and the Company Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, following the Effective Time, (i) be entitled to receive base pay, target bonus opportunities and commission rates, commission targets and employee benefits not less favorable to each such Continuing Employee than those in place with respect to such Continuing Employee as of the date of this Agreement, and (ii) unless the Company Plans are continued, be eligible to participate in Parent’s employee benefit plans (including any equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to the same extent as similarly situated employees of Parent.

(b) Parent may continue to maintain the Company Plans as in effect at the Effective Time. If Parent chooses not to maintain one or more of the Company Plans as in effect at the Effective Time, Parent shall ensure to the extent permitted by the applicable Legal Requirements that, as of the time when such Company Plans are not maintained, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company or the Company Subsidiaries (including any predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees become participants. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the Effective Time. If Parent chooses not to maintain one or more of Company Plans, then with respect to each health or welfare benefit plan maintained, in lieu of the applicable Company Plan, by Parent or the Surviving Corporation for the benefit of Continuing Employees, to the extent permitted by applicable Legal Requirements and by the terms of such health and welfare benefit plan, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company and the Company Subsidiaries. This provision shall apply only to the extent that such plans, arrangements, and agreements are set forth on Part 5.9(c) of the Company Disclosure Schedule.

(d) Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any Company Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Plans have been terminated (subject to the occurrence of the Closing Date and effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided or such resolutions shall be subject to the reasonable review and approval by Parent, which approval shall not be unreasonably withheld or delayed. The Company also shall take such other actions in furtherance of terminating such Company Plans as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven business days prior to the Closing Date.

(e) Subject to the limitations imposed by any applicable Legal Requirement, nothing in this Section 5.9 shall modify the status of a Continuing Employee as an “at-will” employee.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Acceptance Time until the sixth anniversary of the Effective Time, Parent will cause the Company and the Company Subsidiaries, and the Surviving Corporation and the Company Subsidiaries, to fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to: (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any Company Subsidiary and any Indemnified Party (as defined in Section 5.10(e)), in each case, that have been made available to Parent prior to the date hereof; and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Organizational Documents of the Company or any Company Subsidiary as in effect on the date of this Agreement. The Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company’s Organizational Documents on the date of this Agreement and, from and after the Acceptance Time until the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect in any material respect the rights thereunder of any Indemnified Party. From and after the Acceptance Time until the sixth anniversary of the Effective Time, Parent will cause the Company and the Company Subsidiaries, and the Surviving Corporation and the Company Subsidiaries, to maintain in effect the exculpation, indemnification and advancement of expenses provisions set forth in the Organizational Documents of each Company Subsidiary as in effect on the date of this Agreement, and shall not permit the amendment, repeal or other modification of any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party.

(b) Without limiting the provisions of Section 5.10(a), during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director or officer of the Company or any Company Subsidiary or other Affiliate of the Company, whether occurring prior to, at or after the Acceptance Time; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Corporation a written notice asserting a valid claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, from and after the Acceptance Time until the sixth anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance, prior to the final disposition of any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, Legal Proceeding, arbitration, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification.

(c) From the Acceptance Time through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided, however, that: (i) in no event shall Parent be required pursuant to this Section 5.10(c) to expend in any one year an amount in excess of 250% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for an annual premium equal to such amount; and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above, the Company may obtain a prepaid “tail” policy (the “Tail Policy”) prior to the Acceptance Time, which policy covers those persons who are currently covered by the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement for a period ending no later than the sixth anniversary of the Effective Time; provided, however, such Tail Policy shall not cost more than 250% of the annual premium currently paid by the Company. Parent shall use all commercially reasonable efforts to cause any such Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The rights of each Indemnified Party under this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or any Company Subsidiary or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. This Section 5.10 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 5.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, Parent shall ensure that applicable successors and assigns or transferees expressly assume the obligations of Parent and the Surviving Corporation under this Section 5.10.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any Company Subsidiary at or at or at any time prior to the Acceptance Time shall be deemed to be an “Indemnified Party.”

5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition Sub in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, or would reasonably be expected to cause or constitute, a material inaccuracy in any representation or warranty made by the Company in this Agreement, such that the condition set forth in clause “(a)” of Annex I would not be satisfied; (ii) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the conditions set forth in clause “(a)” of Annex I or clause “(b)” of Annex I would not be satisfied; and (iii) the occurrence or existence of any event, condition or set of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Parent shall give prompt notice to the Company in writing of: (i) the discovery by Parent or Acquisition Sub of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement; (ii) any representation or warranty made by Parent or Acquisition Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Acquisition Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the failure to so comply or the becoming untrue or incorrect would reasonably be expected to have a Parent Material Adverse Effect; and (iii) the occurrence or existence of any event, condition or set of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. In addition, each of the parties to this Agreement shall give prompt notice to the other parties to this Agreement in writing of any Legal Proceeding initiated by or against it on or after the date of this Agreement with respect to the Offer or the Merger, or known by such party or any of such party’s Subsidiaries to be threatened against such party or any of such party’s Subsidiaries, or any of their respective officers, directors, employees or stockholders in their capacity as such, with respect to the Offer or the Merger.

5.12 Repayment and Termination of Credit Facility. The Company shall use its commercially reasonable efforts to prepay or repay, as the case may be, at or prior to the Effective Time, all of the indebtedness of the Company and the Company Subsidiaries existing as of the date of prepayment or repayment, as applicable, pursuant to the Second Amended and Restated Loan and Security Agreement (Accounts and Inventory) dated as of March 8, 2006 by and between the Company and Comerica Bank, as amended by letter agreement dated as of March 11, 2008, as amended by Modification to Second Amended and Restated Loan and Security Agreement dated as of June 30, 2008 (as may be further amended, restated, supplemented, or modified from time to time) and make all appropriate arrangements (including the preparation of all documentation and the provision of all endorsements required or reasonably necessary therefor, and arranging for the release of all Encumbrances, financing statements or other security interests relating thereto) in connection therewith.

5.13 Compensation Arrangements. Prior to the Effective Time, the Company (acting through the Compensation Committee of the Company’s board of directors (the “Compensation Committee”)) will take all steps that may be necessary or advisable to cause each Company Plan pursuant to which consideration is payable to any officer, director or employee who is a holder of any securities of the Company entered into by the Company or any of the Company Subsidiaries to be approved or ratified by the Compensation Committee (comprised solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to the extent such safe harbor is otherwise available, to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

SECTION 6 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

6.1 Stockholder Approval. If the adoption of this Agreement by the holders of Company Shares is required by the DGCL, this Agreement shall have been adopted by the requisite vote of such holders in accordance with the DGCL.

6.2 No Injunctions; Laws. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no Legal Requirement shall have been enacted since the date of this Agreement and shall remain in effect that prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, each party shall use its commercially reasonable efforts to have any such injunction lifted.

6.3 Acceptance Time. The Acceptance Time shall have occurred.

SECTION 7 TERMINATION

7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual consent of the Company and Parent, at any time prior to the Acceptance Time;

(b) by the Company, if Acquisition Sub shall have materially breached its obligation to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer in accordance with Section 1.1 hereof; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of Company Shares, the Schedule 14D-9;

(c) by Parent or the Company at any time after the date that is four months after the date of this Agreement (the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date (provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure of such party (or any Affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time resulted in or was a primary cause of the failure of the Acceptance Time to have occurred on or before the End Date); provided, however, that if on the End Date, the condition set forth in clause “(2)” or clause “(3)” of Annex I shall not have been satisfied, then the “End Date” shall automatically be extended until the date that is six months following the date of this Agreement;

(d) by Parent or the Company, if there shall be any Legal Requirement enacted after the date of this Agreement and remaining in effect that makes the acceptance for payment of or payment for Company Shares tendered pursuant to the Offer illegal or that prohibits the consummation of the

Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of or payment for Company Shares tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable;

(e) by Parent at any time prior to the Acceptance Time, if: (i) the Company’s board of directors shall have effected a Change in Recommendation or the Company’s board of directors or any committee thereof shall have publicly approved any Alternative Transaction Proposal; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or shall have amended the Schedule 14D-9 to exclude the Company Board Recommendation; (iii) an Alternative Acquisition Proposal is publicly announced or disclosed, and the Company’s board of directors fails to issue a press release that rejects such Alternative Acquisition Proposal or reaffirm (publicly, if so requested), without any conditions attached thereto, its recommendation in favor of this Agreement, the Offer and the Merger and the other transactions contemplated hereby within ten business days after Parent requests in writing such rejection and/or that such recommendation be reaffirmed; (iv) a tender offer or exchange offer relating to any Company Shares (other than the Offer or any other offer by Parent or its Affiliates) shall have been commenced and the Company shall not have sent to its stockholders, pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement disclosing that the Company’s board of directors recommends rejection of such tender offer or exchange offer and reaffirms, without any conditions attached thereto, its recommendation in favor of this Agreement, the Offer and the Merger, or (vi) there shall have been a willful and material breach of Section 5.2 by the Company or any Company Subsidiary, or a breach of Section 5.2 by any of their respective Representatives that has resulted in an Alternative Acquisition Proposal;

(f) by the Company at any time prior to the Acceptance Time, if: (i) at any time from and after the date of this Agreement and prior to the Acceptance Time, the Company has received a bona fide written Alternative Acquisition Proposal that the Company’s board of directors has determined in good faith (after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel) constitutes a Superior Proposal; (ii) at least five days have elapsed since the Company has notified Parent in writing that it intends to terminate this Agreement in accordance with this Section 7.1(f) to enter into a definitive agreement relating to such Superior Proposal, which notice shall (A) describe the material terms and conditions of, and the identity of the Person or “group” making, the Superior Proposal, and (B) attach a copy of the current version of such agreement and all other materials and information delivered by or to the Person or “group” making the Superior Proposal in connection with such Superior Proposal (a “Superior Proposal Notice”) (it being understood that (x) the Superior Proposal Notice shall not constitute a Change in Recommendation for purposes of this Agreement, and (y) any change to the financial terms of such Superior Proposal or any change to any other material term or condition of such Superior Proposal shall require a new Superior Proposal Notice and a new three day period commencing on the date of notification by the Company to Parent of such change and compliance with this Section 7.1(f) with respect to such notice and proposal); (iii) if requested by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the five-day period following delivery by the Company to Parent of such Superior Proposal Notice (or the three-day period following any change to the financial terms or any other material term or condition of such Superior Proposal that requires a new Superior Proposal Notice); and (iv) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such five-day period or three-day period, as applicable, the board of directors of the Company shall have determined in good faith, after considering the terms of such offer by Parent (and after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel), that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal and such Superior Proposal has not been withdrawn;

(g) by Parent at any time prior to the Acceptance Time, if: (i) the representations and warranties of the Company contained in Section 3 shall have become inaccurate or been breached (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), such that the Offer Condition contained in clause “(a)” of Annex I would not be satisfied; or (ii) the Company’s covenants or agreements contained in this Agreement shall have been breached such that the condition set forth in clause “(b)” of Annex I would not be satisfied; provided, however, that Parent may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall be incurable, or if curable, shall not have been cured prior to the earlier of (x) 30 days following the date that Parent gives the Company notice of such inaccuracy or breach and (y) the End Date; provided further, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if, at the time of delivery of such notice: (A) any covenant or agreement of Parent or Acquisition Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured; or (B) there shall be an inaccuracy in or breach of any representation or warranty of Parent or Acquisition Sub contained in Section 4 in any material respect, and such inaccuracy or breach shall not have been cured;

(h) by the Company at any time prior to the Acceptance Time, if (i) the representations and warranties of Parent and Acquisition Sub contained in Section 4 shall have become inaccurate or been breached (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), and the inaccuracy in or breach of such representations and warranties has a material adverse effect on Acquisition Sub’s ability to purchase and pay for the Company Shares validly tendered and not withdrawn pursuant to the Offer or Parent’s ability to pay for the Company Shares exchanged for cash pursuant to the Merger; or (ii) Parent’s or Acquisition Sub’s covenants or agreements contained in this Agreement shall have been breached and such breach has a material adverse effect on Acquisition Sub’s ability to purchase and pay for the Company Shares validly tendered and not withdrawn pursuant to the Offer or Parent’s ability to pay for the Company Shares exchanged for cash pursuant to the Merger; provided, however, that the Company shall not be permitted to terminate this Agreement under this Section 7.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall be incurable, or if curable, shall not have been cured prior to the earlier of (x) 30 days following the date that the Company gives Parent notice of such inaccuracy or breach and (y) the End Date; provided further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if, at the time of delivery of such notice: (A) any covenant or agreement of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there shall be an inaccuracy in or breach of any representation or warranty of the Company contained in Section 3 in any material respect, and such inaccuracy shall not have been cured;

(i) by Parent at any time prior to the Acceptance Time if at any time from and after the date of this Agreement and prior to the Acceptance Time, any event has occurred and is continuing or condition or set of circumstances exist that, individually or in the aggregate, has had a Company Material Adverse Effect; and

(j) by Parent or the Company, if the Offer (as it may have been extended pursuant to Section 1.1(d)) expires as a result of the non-satisfaction of one or more Offer Conditions in a circumstance where Acquisition Sub has no further obligation to extend the Offer pursuant to Section 1.1(d), without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) if the non-satisfaction of any Offer Condition resulted from or was primarily caused by the failure of such party (or any Affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.7, this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any intentional and material breach of any representation, warranty, covenant or agreement contained in this Agreement by such party. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that any failure of Parent or Acquisition Sub to satisfy its obligation to accept for payment or pay for Company Shares in accordance with the provisions of this Agreement following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Section 6, will be deemed to constitute an intentional and material breach of a covenant of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

7.3 Termination Fee.

(a) If this Agreement is validly terminated pursuant to Section 7.1(e) or Section 7.1(f), then, within one business day after the termination of this Agreement pursuant to Section 7.1(e) or simultaneously with the termination of this Agreement pursuant to Section 7.1(f), the Company shall cause to be paid to Parent, in cash, by wire transfer of immediately available funds to an account designated by Parent, a termination fee in the amount of $5,600,000.

(b) If (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(c), by Parent or the Company pursuant to Section 7.1(j) by reason of the Minimum Condition not having been satisfied, or by Parent pursuant to clause “(ii)” of Section 7.1(g), (ii) at or prior to the time of the termination of this Agreement a Person or “group” shall have publicly disclosed or otherwise communicated to the Company’s board of directors an Alternative Acquisition Proposal (and such Alternative Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), and (iii) within 365 days after the date of termination of this Agreement, the Company or a Company Subsidiary shall have entered into a definitive agreement with respect to an Alternative Acquisition Proposal or an Alternative Acquisition Proposal shall have been consummated (provided, that in each case, for purposes of this clause (iii), each reference to “20%” or “80%” in the definition of Alternative Acquisition Proposal shall be deemed to be a reference to “50%”), then, concurrently with the occurrence of the applicable event described in clause (iii), the Company shall cause to be paid to Parent, in cash, by wire transfer of immediately available funds to an account designated by Parent, a termination fee in the amount of $5,600,000.

(c) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3, and, to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In the event that Parent shall receive a termination fee pursuant to this Section 7.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub or any of their respective controlled Affiliates in connection with this Agreement (and the termination hereof), the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective controlled Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its subsidiaries or any of their respective affiliates arising out of this Agreement and the transactions contemplated thereby, including the Offer and the Merger, or any matters forming the basis for such termination, in each case, other than in the event of an intentional and material breach of this Agreement.

SECTION 8 MISCELLANEOUS PROVISIONS

8.1 Amendment. Subject to Section 1.5, this Agreement may be amended with the approval of the respective parties (which in the case of the Company prior to the Acceptance Time shall be duly authorized by the Company’s board of directors and after the Acceptance Time shall be duly authorized by the Continuing Directors) at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the holders of Company Shares, no amendment shall be made which by law requires further approval of such holders without the further approval of such holders. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Time. After the Acceptance Time, Parent shall not be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger.

8.4 Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3 (as modified by the Company Disclosure Schedule) or any certificate delivered by the Company pursuant to this Agreement, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3 (as modified by the Company Disclosure Schedule) or any certificate delivered by the Company pursuant to this Agreement, and that no Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement and (b) the Company acknowledges and agrees that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that no Representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

8.5 Applicable Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

8.6 Payment of Expenses. Whether or not Company Shares are purchased pursuant to the Offer and whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

8.7 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto. Except for the provisions of Section 1 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Shares who have validly tendered pursuant to the Offer (and not withdrawn) Company Shares), Section 2 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Shares immediately prior to the Effective Time) and Section 5.10 (which, from and after the Acceptance Time shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

8.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142

Attention: General Counsel

Facsimile: (617) 374-9260

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:   Jeffrey D. Saper

         Lawrence M. Chu

Facsimile:  (650) 493-6811

if to the Company:

Chordiant Software, Inc.

20400 Stevens Creek Boulevard, Suite 400

Cupertino, CA 95104

Attention: General Counsel

Facsimile: (408) 517-0270

with a copy to (which shall not constitute notice):

Cooley Godward Kronish LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Nancy H. Wojtas

Facsimile: (650) 849-7400

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.11 Obligation of Parent. Parent shall ensure that each of Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, agreements, obligations and liabilities of Acquisition Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, agreements, obligations and liabilities.

8.12 Disclosure Schedule. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

8.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

8.14 Disclosure. Nothing contained in this Agreement shall be deemed to limit the ability of the Company or the Company’s board of directors to make any disclosure if the Company’s board of directors determines in good faith (after consultation with counsel) that failure to do so would create a material risk of either (a) a breach by the Company’s board of directors of its fiduciary duties to holders of the Company Shares under applicable Legal Requirements, or (b) a violation of any Legal Requirement; it being understood, however, that this Section 8.14 shall not be deemed to permit the Company’s board of directors or any committee thereof to make a Change in Recommendation except as expressly permitted by Section 1.3(c).

8.15 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or anticipatory breach by Parent, Acquisition Sub or the Company of any covenant or agreement of such party contained in this Agreement, the other party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or agreement (including with respect to the obligations of Parent and Acquisition Sub to accept for payment and pay for Company Shares and the obligation of Parent to consummate the Merger and with respect to the obligations of the Company under Sections 5.2 and 7.3); and (b) an injunction restraining such breach or anticipatory breach (including with respect to the obligations of Parent and Acquisition Sub to accept for payment and pay for Company Shares and the obligation of Parent to consummate the Merger and with respect to the obligations of the Company under Sections 5.2 and 7.3).

8.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references to a document or instrument having been made available to Parent shall mean the making available of such document or instrument to Parent’s counsel, to Parent’s legal or financial advisor or to any other Representative of Parent by posting such document in the electronic data room located at https://www.rrdvenue.com established by the Company as of 12:00 p.m. Pacific time on the day that is one day prior to the date hereof.

(f) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(g) All referenced in this Agreement to a “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or Boston, Massachusetts are authorized or required by applicable Legal Requirements to close.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank]

Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

PEGASYSTEMS INC.,
a Massachusetts corporation

By:	/s/ Alan Trefler
Name:	Alan Trefler
Title:	Founder and Chief Executive Officer

MAPLE LEAF ACQUISITION CORP., a Delaware corporation

By:	/s/ Alan Trefler
Name:	Alan Trefler
Title:	President

CHORDIANT SOFTWARE, INC., a Delaware corporation

By:	/s/ Steven R. Springsteel
Name:	Steven R. Springsteel
Title:	Chairman of the Board, President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms use and not otherwise defined in this Annex I shall have the meaning assigned to such term in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provision of the Agreement, Acquisition Sub shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, and may delay the acceptance for payment of, any Company Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Agreement, permit the Offer to expire, unless, upon the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement):

(1) there shall have been validly tendered and not withdrawn a number of Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its Affiliates, represent a majority of the total number of Company Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any Company Options having an exercise price per share greater than the Per Share Amount);

(2) the waiting period under the HSR Act applicable to the purchase of Company Shares pursuant to the Offer and the Merger shall have expired or otherwise been terminated; and

(3) any Significant Required Governmental Approval (as defined below) shall have been obtained.

The condition set forth in clause “(1)” above is referred to as the “Minimum Condition.” For purposes of clause “(3)” above, “Significant Required Governmental Approval” shall mean any approval or clearance required to be obtained by Parent, Acquisition Sub or the Company from any Governmental Entity to permit the acceptance for payment of Company Shares tendered pursuant to the Offer and the acquisition of Company Shares pursuant to the Merger; provided, however, that any such approval or clearance shall not be deemed to be a “Significant Required Governmental Approval” unless the acceptance for payment of Company Shares tendered pursuant to the Offer without first obtaining such approval or clearance would reasonably be expected to materially and adversely impair the benefits expected to be derived by Parent from the transactions contemplated hereby.

Furthermore, notwithstanding any other provision of the Agreement, Acquisition Sub shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, and may delay the acceptance for payment of, any Company Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Agreement, may terminate or amend the Offer, if any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a)(i) the representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.3(a), 3.3(b), 3.3(c), 3.20, 3.23, 3.24, 3.25 and 3.26 shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which shall have been true and correct in all material respects as of such specified date), except, in the case of Section 3.3(a), with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding shares of the Company’s

I-1

capital stock, Company Options, Company Stock-Based Awards and Company Warrants) from the Company’s fully diluted capitalization as set forth in Section 3.3(a) by an amount that does not exceed one percent (1%) of such fully diluted capitalization; and (ii) the other representations and warranties of the Company contained in Section 3 of the Agreement shall have been true and correct in all respects when made and shall be true and correct as of the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which shall have been true and correct as of such specified date); provided, however, that notwithstanding anything to the contrary contained in the Agreement, the condition set forth in this clause “(a)(ii)” shall be deemed to be satisfied even if any of such representations and warranties shall not be so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded);

(b) the covenants or agreements of the Company contained in the Agreement that are required to have been complied with or performed by the Company prior to the Acceptance Time shall have been complied with or performed in all material respects;

(c) since the date of the Agreement, no event, condition or set of circumstances shall have occurred and be continuing that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(d) the Company shall have delivered to Parent a certificate duly executed on behalf of the Company by the chief executive officer or chief financial officer of the Company dated as of the date of expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement) certifying that the conditions specified in clauses (a), (b) and (c) of this Annex I have been duly satisfied;

(e) there shall not have been issued since the date of the Agreement, by any court of competent jurisdiction, an injunction (that shall not have been vacated, withdrawn or overturned and that otherwise remains in effect) that prohibits the acceptance for payment of Company Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

(f) there shall not have been enacted since the date of the Agreement and remain in effect any Legal Requirement that prohibits the acceptance for payment of Company Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

(g) there shall not be pending or threatened any Legal Proceeding, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a Governmental Entity (i) that seeks to prohibit the acceptance for payment of Company Shares tendered pursuant to the Offer or the consummation of the Merger, or (ii) where an unfavorable judgment would have, or would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect; and

(h) the Agreement shall not have been validly terminated in accordance with Section 7 of the Agreement.

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including Annex I and this Exhibit A):

2005 Conversion Ratio. “2005 Conversion Ratio” shall have the meaning set forth in Section 5.8(a) hereof.

2005 Option. “2005 Option” shall have the meaning set forth in Section 5.8(a) hereof.

2009 10-K. “2009 10-K” shall mean the Company’s Annual Report on form 10-K for the year ended September 30, 2009 (filed with the SEC on November 19, 2009).

Acceptance Time. “Acceptance Time” shall have the meaning set forth in Section 1.4(a) hereof.

Affiliate. A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with Annex I and this Exhibit A, as such Agreement and Plan of Merger (including Annex I and this Exhibit A) may be amended from time to time.

Agreements to Tender. “Agreements to Tender” shall have the meaning set forth in Recital E.

Alternative Acquisition Proposal. “Alternative Acquisition Proposal” shall have the meaning set forth in Section 5.2(a)(i) hereof.

Antitrust Restraint. “Antitrust Restraint” shall mean an injunction, ruling or order: (a) prohibiting or limiting in any respect, or placing any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any material portion of the business or assets or any Company Product or product or service of Parent or its Subsidiaries or requiring any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business or assets or any material Company Product or material product or service of Parent or its Subsidiaries, in each case as a result of or in connection with the Offer, the Merger or any of the other transactions contemplated by the Agreement; (b) directly or indirectly imposing limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any Company Shares, including the right to vote the Company Shares on all matters properly presented to the Company’s stockholders; (c) directly or indirectly prohibiting Parent or any of its Affiliates from effectively controlling in any respect any material portion of the business or operations of the Company or the Company Subsidiaries, or (d) directly or indirectly preventing the Company or the Company Subsidiaries from operating any of their businesses in substantially the same manner as operated by the Company and the Company Subsidiaries immediately prior to the date of the Agreement.

Appraisal Shares. “Appraisal Shares” shall have the meaning set forth in Section 2.8(c).

Assumption Time. “Assumption Time” shall mean the later of (a) the time at which Acquisition Sub acquires at least 50% of the outstanding Company Shares and (b) the Acceptance Time.

Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 2.3 hereof.

Closing Date. “Closing Date” shall have the meaning set forth in Section 2.3 hereof.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Balance Sheet. “Company Balance Sheet” shall have the meaning set forth in Section 3.4(e) hereof.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 1.3(a) hereof.

Company Disclosure Schedule. “Company Disclosure Schedule” shall have the meaning set forth in Section 3 hereof.

Company ESPP. “Company ESPP” shall have the meaning set forth in Section 3.3(a) hereof.

Company Equity Plans. “Company Equity Plans” shall mean collectively the Company’s 2005 Equity Incentive Plan, Amended and Restated 1999 Non-Employee Directors’ Stock Option Plan, 1999 Equity Incentive Plan, 2000 Nonstatutory Equity Incentive Plan and Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan.

Company Financials. “Company Financials” shall have the meaning set forth in Section 3.4(b) hereof.

Company IP. “Company IP” shall mean all Scheduled IP and all other IP Rights that are owned or purported to be owned by the Company and the Company Subsidiaries as of the date of the Agreement.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, event, condition or set of circumstances (collectively, “Effects”), individually or when taken together with all other effects, events, conditions or sets of circumstances, that has had (x) a material adverse effect on the business, operations, assets (tangible and intangible) and liabilities (taken together), results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (y) a material adverse effect on the ability of the Company to perform its obligations under the Agreement or to consummate the transactions contemplated by the Agreement; provided, however, that none of the following shall be deemed, individually or in the aggregate, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any adverse Effect to the extent arising from or otherwise relating to: (i) general economic, political or financial market conditions; (ii) any facts, circumstances or conditions generally affecting any of the industries or industry sectors in which the Company or any Company Subsidiary operates; (iii) any change in GAAP or any Legal Requirement or the interpretation thereof; (iv) any act of terrorism or war; (v) the announcement or pendency of the Agreement, the Offer, the Merger or any of the other transactions contemplated by the Agreement; (vi) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that the facts or circumstances giving rise to such failure may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clause “(a)” or clause “(b)” of this definition); (vii) compliance by the Company with the terms of the

Agreement; or (viii) any adverse Effect arising out of the litigation disclosed in the first paragraph on Part 3.10 of the Company Disclosure Schedule (but only to the extent such litigation is based on the claims, allegations, facts and circumstances underlying such litigation and existing as of the date of the Agreement) (provided that the Effects described in subclauses “(i)” through “(iii)” of this clause “(a)” shall be taken into account in determining the existence or absence of a Company Material Effect to the extent of any disproportionate impact they have on the Company and the Company Subsidiaries taken as a whole, as compared to the other companies in the industry in which the Company and the Company Subsidiaries operate); and (b) any decline in the Company’s stock price in and of itself (it being understood, however, that the facts or circumstances giving rise to any such decline may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clause “(a)” or clause “(b)” of this definition).

Company Options. “Company Options” shall mean options to purchase Company Shares from the Company, whether granted pursuant to the Company Equity Plans or otherwise.

Company Plan. “Company Plan” shall mean each material employee benefit plan, program, policy, practice or Contract, whether written, unwritten or otherwise maintained or contributed to by the Company or any Company Subsidiary as of the date of the Agreement for the benefit of any director, officer or employee of the Company or any Company Subsidiary, and shall include each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, consultant, adviser, independent contractor or director of the Company, and with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or may have any liability or obligation; provided, however, that at-will offer letters or other similar Contracts providing no severance or post-termination benefits (other than continuation coverage as required by applicable Legal Requirements) shall not be deemed Company Plans.

Company Products. “Company Products” shall mean all products and services developed (including products and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any Company Subsidiaries.

Company Returns. “Company Returns” shall have the meaning set forth in Section 3.12(a) hereof.

Company Rights. “Company Rights” shall mean the rights issued pursuant to the Company Rights Agreement.

Company Rights Agreement. “Company Rights Agreement” shall mean that certain Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

Company SEC Documents. “Company SEC Documents” shall have the meaning set forth in Section 3.4(a) hereof.

Company Shares. “Company Shares” shall mean shares of common stock, $.001 par value per share, of the Company. Except where the context otherwise requires, all references in the Agreement to Company Shares shall include the associated Company Rights.

Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Shares, whether granted under any of the Company Equity Plans or otherwise.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 2.6 hereof.

Company Subsidiary. “Company Subsidiary” shall mean any direct or indirect Subsidiary of the Company, including those Subsidiaries of the Company listed on Exhibit 21.1 of the 2009 10-K.

Company Warrants. “Company Warrants” shall mean all warrants to purchase Company Shares issued by the Company.

Compensation Arrangement Approvals. “Compensation Arrangement Approvals” shall have the meaning set forth in Section 3.13(m) hereof.

Compensation Committee. “Compensation Committee” shall have the meaning set forth in Section 3.13(m) hereof.

Confidentiality Agreement. “Confidentiality Agreement” shall have the meaning set forth in Section 1.3(d) hereof.

Continuing Director. “Continuing Director” shall mean any member of the board of directors of the Company, while such person is a member of the board of directors of the Company, who is not an Affiliate, representative or designee of Parent or Acquisition Sub and was a member of the board of directors of the Company prior to the date of the Agreement, and any successor of a Continuing Director while such successor is a member of the board of directors of the Company, who is not an Affiliate, representative or designee of Parent or Acquisition Sub and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 5.9(a) hereof.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is legally binding.

Corporate Transaction Time. “Corporate Transaction Time” shall mean the earlier of (a) the time at which Acquisition Sub acquires greater than 90% of the outstanding Company Shares and (b) the Effective Time.

DGCL. “DGCL” shall have the meaning set forth in Section 2.1 hereof.

Effective Time. “Effective Time” shall have the meaning set forth in Section 2.3 hereof.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

End Date. “End Date” shall have the meaning set forth in Section 7.1(c) hereof.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

Environmental Law. “Environmental Law” shall have the meaning set forth in Section 3.15 hereof.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Company Subsidiary and any other Person under common control with the Company or any Company Subsidiary, or that, together with the Company or any Company Subsidiary, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

FAR. “FAR” shall have the meaning set forth in Section 3.8(a)(vii) hereof.

First Quarter 10-Q. “First Quarter 10-Q” shall have the meaning set forth in Section 3.1(b) hereof.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

Governmental Entity. “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, arbitral body or commission or other governmental authority or instrumentality, or any quasi-governmental body.

Grant Date. “Grant Date” shall have the meaning set forth in Section 3.3(b) hereof.

Hazardous Materials. “Hazardous Materials” shall have the meaning set forth in Section 3.15 hereof.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Party. “Indemnified Party” shall have the meaning set forth in Section 5.10(e) hereof.

Initial Expiration Date. “Initial Expiration Date” shall have the meaning set forth in Section 1.1(d) hereof.

Intellectual Property. “Intellectual Property” shall mean any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, test methodologies, emulation and simulation reports, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

International Plan. “International Plan” shall mean each Company Plan that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any Company Subsidiary, whether formally or informally, or with respect to which the Company or any Company Subsidiary will or may have any liability, for the benefit of employees or contractors who perform services outside the United States.

Intervening Event. “Intervening Event” shall mean, with respect to the Company and the Company Subsidiaries, a material event that was not known to the Company’s board of directors as of the date of the Agreement nor reasonably foreseeable by the Company’s board of directors as of the date of the Agreement, which event becomes known to the Company’s board of directors prior to the Acceptance Time; provided, however, that in no event shall (i) the receipt, existence or terms of an Alternative Acquisition Proposal (whether or not a Superior Proposal) or any event arising therefrom, relating thereto or any consequence thereof, constitute an Intervening Event, or (ii) any action taken by the Company or any Company Subsidiary after the date of the Agreement (whether in breach of the Agreement or otherwise) with the intention of causing an Intervening Event to occur, or any event arising therefrom, relating thereto or any consequence thereof, constitute an Intervening Event.

IP Rights. “IP Rights” shall mean all rights arising under (a) patents and patent applications and all related continuations, reissues and extensions thereof, (b) trademarks, service marks, trade names and rights in domain names, (c) copyrights, copyright registrations, copyright applications; moral rights and mask work rights, (d) rights of publicity, (e) trade and industrial secrets rights, (f) rights of privacy and rights to personal information, and any similar rights anywhere in the world.

Knowledge. “Knowledge” shall mean with respect to a party hereto, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of any current executive officer or director of such party after reasonable inquiry of those employees of such party and its subsidiaries with the primary administrative or operational responsibility for such matter in question.

Leased Property. “Leased Property” shall have the meaning set forth in Section 3.7 hereof.

Leases. “Leases” shall have the meaning set forth in Section 3.7 hereof.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, Order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

Liabilities. “Liabilities” shall mean debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, Legal Proceeding or Order and those arising under any Contract.

Material Contract. “Material Contract” shall have the meaning set forth in Section 3.8(a)(xvi) hereof.

Morgan Stanley Engagement Letter. “Morgan Stanley Engagement Letter” shall have the meaning set forth in Section 3.25 hereof.

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2009, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended December 31, 2009.

Nasdaq Marketplace Rules. “Nasdaq Marketplace Rules” shall have the meaning set forth in Section 1.4(a) hereof.

Offer. “Offer” shall have the meaning set forth in Recital B hereof.

Offer Conditions. “Offer Conditions” shall have the meaning set forth in Section 1.1 hereof.

Offer Commencement Date. “Offer Commencement Date” shall have the meaning set forth in Section 1.1 hereof.

Offer Documents. “Offer Documents” shall have the meaning set forth in Section 1.1(a) hereof.

Open Source. “Open Source” shall mean any open source, public source or freeware software or other technology, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or software that is licensed pursuant to a license that purports to require the distribution of or access to the licensee’s proprietary software source code or purports to restrict the licensee’s ability to charge for distribution of or the use of licensee’s proprietary software for commercial purposes or requires the inclusion of attribution notices in any redistributed open source software.

Order. “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Legal Requirements.

Organizational Documents. “Organizational Documents” shall mean, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

Other Conversion Ratio. “Other Conversion Ratio” shall have the meaning set forth in Section 5.8(b) hereof.

Parent Common Stock. “Parent Common Stock” shall have the meaning set forth in Section 5.8(a) hereof.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, event, condition or set of circumstances, individually or when taken together with all other effects, events, conditions or sets of circumstances, that has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Acquisition Sub to perform their respective obligations under the Agreement or to consummate the transactions contemplated by the Agreement.

Paying Agent. “Paying Agent” shall have the meaning set forth in Section 2.7(a) hereof.

Paying Fund. “Paying Fund” shall have the meaning set forth in Section 2.7(a) hereof.

Permitted Encumbrances. “Permitted Encumbrances” shall mean (a) Encumbrances for taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (b) Encumbrances that have arisen in the ordinary course of business, (c) Encumbrances resulting from or otherwise relating to any of the Contracts referred to in the Company Disclosure Schedule, (d) Encumbrances of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents, (e) Encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction, and (f) nonexclusive licenses of Company IP.

Person. “Person” shall mean any individual or Entity.

Representatives. “Representatives” shall mean, with respect to an Entity, such Entity’s directors, officers, employees, consultants, financial advisors, attorneys, accountants, or other agents, advisers or representatives,

Preferred Shares. “Preferred Shares” shall have the meaning set forth in Section 3.3(a) hereof.

Proxy Materials. “Proxy Materials” shall have the meaning set forth in Section 3.27(b) hereof.

Proxy Statement. “Proxy Statement” shall have the meaning set forth in Section 5.3 hereof.

Representatives. “Representatives” shall have the meaning set forth in Section 5.2(a) hereof.

Schedule IP. “Schedule IP” shall have the meaning set forth in Section 3.6(a) hereof.

Schedule 14D-9. “Schedule 14D-9” shall have the meaning set forth in Section 1.3(a) hereof.

SEC. “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

Section 409A. “Section 409A” shall have the meaning set forth in Section 3.12(g) hereof.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

Significant Customer. “Significant Customer” shall have the meaning set forth in Section 3.18(a) hereof.

Significant Supplier. “Significant Supplier” shall have the meaning set forth in Section 3.18(b) hereof.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (b) at least 50% of the outstanding voting equity interests issued by such Entity.

Superior Proposal. “Superior Proposal” shall mean any bona fide written Alternative Acquisition Proposal that the Company receives at any time from and after the date of the Agreement and prior to the Acceptance Time which did not result from a breach of Section 5.2 that (a) would result in the direct or indirect acquisition by a Person or “group” other than Parent or Acquisition Sub of more than 50% of the capital stock of the Company or of more than 50% of the fair market value of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, and (b) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, taking into account, among other things, the legal, financial, regulatory, timing and other aspects of such Alternative Acquisition Proposal and the Person or “group” making such Alternative Acquisition Proposal, (i) is more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Agreement (without limiting the Company’s obligation to comply with the requirements of Section 7.1(f) if it seeks to terminate the Agreement pursuant to the provisions thereof), (ii) provides for consideration to such stockholders consisting exclusively of cash and/or publicly traded common stock and for which financing, to the extent required by such Person or “group” making such Alternative Acquisition Proposal, is then fully committed, executed by all parties, and has no material conditions other than those in the definitive agreement relating to such Alternative Acquisition Proposal and (iii) is reasonably likely to be consummated on the terms proposed.

Superior Proposal Notice. “Superior Proposal Notice” shall have the meaning set forth in Section 7.1(g) hereof.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

Tail Policy. “Tail Policy” shall have the meaning set forth in Section 5.10(c) hereof.

Tax/Taxes. “Tax” or “Taxes” shall mean (i) any and all federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties and impositions, in each case relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for taxes of a predecessor or transferor or otherwise by operation of law.

Top-Up Option. “Top-Up Option” shall have the meaning set forth in Section 1.6(a) hereof.

USPTO. “USPTO” shall have the meaning set forth in Section 3.6(a) hereof.

WARN Act. “WARN Act” shall have the meaning set forth in Section 3.14(e) hereof.